UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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☐ PreliminaryProxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GENERAL MOTORS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENERAL MOTORS COMPANY Notice of Annual Meeting

April 21, 2011

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of General Motors Company (“GM” or “General Motors” or the “Company,” or “we”). It will be held at 9:30 a.m. Eastern Time on Tuesday, June 7, 2011, at the Fisher Building, 3011 West Grand Boulevard, Detroit, Michigan. At the meeting, stockholders will vote on the following matters:

•	The election of directors for the next year;

•	The ratification of the selection of the independent registered public accounting firm for 2011; and

•	An advisory (non-binding) vote to approve executive compensation.

If you were a holder of record of GM Common Stock, $0.01 par value (“Common Stock”), at the close of business on April 8, 2011, the record date for the annual meeting, you will be entitled to vote at the meeting. Please read the “Questions and Answers about Voting and the Annual Meeting” section beginning on page 1 for further details. A list of stockholders entitled to vote at the meeting will be available for examination, for a purpose that is germane to the meeting, at General Motors Company, Renaissance Center, Detroit, Michigan, for ten business days before the annual meeting between 9 a.m. and 5 p.m., and at the Fisher Building during the meeting.

The annual meeting will include a report on the state of the business, and then focus on electing directors and voting on the selection of the independent registered public accountants and an advisory vote to approve executive compensation, and related discussion. After that, we will provide time for business-related questions and comments. If you plan to attend the meeting, you must request an admission ticket in advance. Please refer to page 3 for further instructions concerning admission tickets. A map and directions are on the back cover of this proxy statement.

Your vote is important. Please read the attached proxy statement carefully and submit your proxy as soon as possible so that your shares will be represented and voted at the meeting. You have a choice of submitting your proxy by the Internet, by telephone, or by completing and mailing the enclosed proxy card.

Sincerely,

Anne T. Larin Corporate Secretary	Daniel F. Akerson Chairman & Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the GM Annual Meeting of

Stockholders to be Held on Tuesday, June 7, 2011:

The proxy statement is available at http://proxystatement.gm.com,

and the annual report to stockholders is available at http://annualreport.gm.com.

GENERAL MOTORS COMPANY

300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2011

This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or the “Board of Directors”) of General Motors, to be used at the 2011 annual meeting of stockholders of the Company. The enclosed proxy card represents your holdings of Common Stock in the registered account name shown. We expect that on or after Thursday, April 21, 2011, this proxy statement and the enclosed proxy card will be mailed, or will be available through the Internet for those stockholders who have previously elected delivery of proxy materials electronically.

In addition to this proxy statement and the proxy card, the GM 2010 Annual Report to stockholders (“Annual Report”) is provided in this package and is available through the Internet.

This will be our first annual meeting of stockholders as a publicly held company. In July 2009, we purchased substantially all of the assets of General Motors Corporation (“Old GM”), now known as Motors Liquidation Company (“MLC”), under section 363 of the U.S. Bankruptcy Code (the “363 Sale”). Until our Public Offering of Common Stock (“Public Offering”) in November 2010, our stockholders consisted of the U.S. Department of the Treasury (“UST”), Canada GEN Investment Corporation (“Canada Holdings”), a company owned by the governments of Canada and Ontario, the UAW Retiree Medical Benefits Trust (the “VEBA Trust”), and MLC.

Questions and Answers about Voting and the Annual Meeting

How does the Board of Directors recommend that I vote on matters to be considered at the meeting?

The Board of Directors recommends a vote:

•	“FOR” all of the nominees for director (Item No. 1)

•	“FOR” the ratification of the selection of the independent registered public accounting firm (Item No. 2); and

•	“FOR” the advisory proposal to approve executive compensation (Item No. 3)

Who is entitled to vote?

Holders of Common Stock as of the close of business on April 8, 2011 are entitled to vote at the annual meeting. On that date, the Company had 1,560,755,989 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

How do I vote by proxy?

When you timely submit your proxy in the proper form, your shares will be voted according to your instructions. You may give instructions to grant authority to vote for or against, or abstain from voting for the election of all the Board of Directors’ nominees or any individual nominee and to vote for or against, or abstain from voting upon, each of the other matters submitted for voting. If you sign, date, and return the proxy card or voting instruction form without specifying how you wish to cast your vote, your shares will be voted according to the recommendations of the Board of Directors, as indicated in this proxy statement. Telephone and Internet voting is available 24 hours a day, through 11:59 p.m. Eastern Time on Monday, June 6, 2011.

Stockholders may vote their proxy in any one of the following ways:

•

For stockholders who received printed proxy materials: To vote by Internet or telephone, you should follow the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials. To vote by mail, mark, sign, and date the proxy card or voting instruction form included with the materials and return it in the enclosed envelope in time to be received by the date of the annual meeting. If you receive more than one proxy card or voting instruction form (which means you have shares in more than one account), you must mark, sign, and date each proxy card or voting instruction form.

•

For stockholders who received a mailed Notice of Internet Availability of Proxy Materials (the “Notice”): You may access and review the proxy statement and Annual Report and submit your proxy by Internet or telephone by following the instructions provided in the Notice or on the website indicated in the Notice. To vote by mail, request a printed copy of the proxy materials and follow the instructions on the proxy card or voting instruction form enclosed with the proxy materials.

•

For stockholders who received the proxy materials electronically: You may access and review the proxy statement and Annual Report and submit your proxy by Internet or by telephone by following the instructions provided in the e-mail notification.

By voting your proxy by Internet, telephone, or mail, you will authorize the Proxy Committee to vote your shares of Common Stock as you direct and as they determine on any matters that we do not know about now but that may be presented properly at the meeting. The Proxy Committee is composed of the following executive officers of the Company: Daniel F. Akerson, Stephen J. Girsky, and Daniel Ammann, each of whom is authorized to act on behalf of the Committee.

I am a beneficial owner. What happens if I do not provide voting instructions to my broker?

As a beneficial owner (meaning that you own shares through a broker, bank, or other nominee), you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the materials you receive from your broker, bank, or other nominee to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares are voted depends on the type of item being considered for vote. For example, your broker, bank, or other nominee is not permitted to vote on your behalf on the election of directors (Item No. 1) or the advisory proposal to approve executive compensation (Item No. 3) unless you provide specific instructions.

What are the voting requirements to elect the directors and to approve each of the proposals?

Under GM’s Bylaws, directors are elected by a majority in uncontested elections and by plurality in contested elections. A contested election is one in which the number of nominees exceeds the number of directors to be elected. We do not anticipate that the election of directors at the 2011 annual meeting will be contested.

In an uncontested election, nominees will be elected directors if they receive a majority of the votes cast (i.e., the number of shares voted “for” a director must exceed the number of votes cast “against” that director, without counting abstentions).

In a contested election, the nominees who receive a plurality of the votes cast (i.e., more votes in favor of their election than other nominees) will be elected directors.

Each proposal in this proxy statement aside from the election of directors will be approved if it receives a majority of the votes present, either in person or by proxy, and entitled to vote at the meeting. If you submit your proxy or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. Since Item Nos. 2 and 3 will pass only if they receive favorable votes from a majority of votes present and entitled to vote at the meeting, the fact that you abstain and do not vote in favor of a proposal will have the same effect as if you had voted against the proposal. In contrast, a “broker non-vote” is deemed not entitled to vote at the meeting with regard to a proposal so that it does not have any effect on the outcome of a vote. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a broker, bank, or other nominee, your shares may be voted by such nominee only on Item No. 2, even if you do not provide voting instructions, because it involves a matter that is considered routine. Your broker, bank, or other nominee may not vote on Item Nos. 1 and 3 if you do not provide instructions, because they involve matters that are considered non-routine.

How can I change or revoke my vote after I have voted?

After you have voted through the Internet, by telephone, or by mail, you may revoke your proxy at any time until it is voted at the annual meeting. You may do this by voting subsequently by Internet, telephone, or proxy card, by sending a written notice of revocation to the Corporate Secretary, or by voting in person at the annual meeting.

Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

How can I vote in person at the annual meeting?

If you are a stockholder of record (which means you own shares in your name in an account with GM’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you may vote your shares at the annual meeting by completing a ballot at the meeting. If you are a beneficial holder and want to vote your shares in person at the annual meeting, you must bring a signed proxy from the broker, bank, or other nominee giving you the right to vote the shares. Your vote at the annual meeting will supersede any prior vote by you.

Will my votes be confidential? Who will count the vote?

As a matter of policy, GM believes your vote should be private except in contested elections. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

What constitutes a quorum at the annual meeting?

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for transacting business at the meeting.

How can I attend the annual meeting?

We welcome you to attend the annual meeting. If you plan to attend, please request an admission ticket in advance by following the instructions below. Because our space is limited, you may only bring one guest to the meeting; please specify if you are requesting one or two tickets. If you are a stockholder of record, please provide your name and address as shown on your account. If you are a beneficial holder, please provide evidence of your ownership of shares, such as a copy of the portion of your Notice or voting instruction form with your name and address, or a brokerage or bank account statement or letter from the broker, bank, or other nominee confirming your share ownership as of the record date, April 8, 2011. Send your request providing this information to GM Stockholder Services by:

•	E-mail to stockholder.services@gm.com;

•	Fax to (313)-667-1426; or

•	Mailed communication to Mail Code 482-C25-A36, P.O. Box 300, Detroit, Michigan 48265-3000

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than Friday, May 27, 2011. Please include your e-mail address or telephone number in your fax or mail communication in case we need to contact you regarding your request. On the day of the meeting, each stockholder and guest will be required to present a form of government-issued photograph identification, such as a driver’s license or passport, as well as your admission ticket.

Large bags, backpacks and packages, personal communication devices such as cell phones, cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. A map with driving directions to the annual meeting appears on the back cover of this proxy statement.

Can I access proxy materials on the Internet instead of receiving paper copies?

Yes. You can consent to receive your proxy materials and Annual Report via the Internet, which will reduce our future postage and printing expenses. At your request, you will be notified by e-mail when these documents are available electronically through the Internet. If you are a stockholder of record, you may sign up for this service at www.computershare.com/gm. If you are a beneficial stockholder, you should refer to the instructions provided by your broker, bank, or other nominee on how to elect to receive electronic delivery of proxy materials.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

The U.S. Security and Exchange Commission (the “SEC”) has adopted a rule that permits companies to furnish proxy materials to stockholders through the Internet. Under this rule, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials to many of our stockholders of record and beneficial stockholders. The Notice tells you how to access and review the proxy statement and Annual Report on the Internet and how to vote online after you have reviewed the proxy materials. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice. All stockholders who do not receive a Notice, including stockholders who have previously requested to receive printed copies of proxy materials, will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

What is “householding” and how does it affect me?

The SEC permits companies to send a single copy of their annual report and proxy statement or a single envelope containing all of the Notices to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card or Notice. The Notice for each stockholder will include your unique control number, which is needed to vote your shares. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for companies. General Motors has instituted this procedure for all stockholders of record.

If one set of these documents was sent to your household for the use of all GM stockholders in your household, and one or more of you would prefer to receive additional sets, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If a broker, bank, or other nominee holds your GM shares, please contact your broker, bank, or other nominee directly if you have questions about delivery of materials, require additional copies of the proxy statement or Annual Report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

How can nominees obtain proxy materials for beneficial owners?

Brokers, dealers, banks, voting trustees, and other nominees who want a supply of the Company’s proxy materials to send to beneficial owners should write to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

What proposals will be submitted at the 2012 annual meeting?

At the annual meeting each year, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, at each annual meeting, the stockholders ratify or reject the independent public accountants selected by the Audit Committee. The Board of Directors also may submit other matters for stockholder approval at the annual meeting.

The deadline for stockholders to submit a proposal under Rule 14a-8 of the SEC’s proxy rules for inclusion in the Company’s proxy statement for the 2012 annual meeting is December 23, 2011. Any proposals intended to be included in the proxy statement for the 2012 annual meeting must be received by the Company on or before that date. Please send proposals to the Corporate Secretary at the address given in “How can I obtain the Company’s corporate governance information?” below.

Who pays for this proxy solicitation and how much did it cost?

We will pay our cost for soliciting proxies for the 2011 annual meeting. General Motors will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow & Co., LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $30,000, depending on the level of services actually provided. Certain GM employees, officers, and directors may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.

As usual, we will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

How can I obtain the Company’s corporate governance information?

To obtain a copy of the following documents, write to the Corporate Secretary at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000. These documents are also posted on GM’s website at www.gm.com/investors, under “Corporate Governance.”

•	Restated Certificate of Incorporation

•	Certificate of Designations of Series A Fixed Rate Cumulative Perpetual Preferred Stock

•	Certificate of Designations of 4.75% Series B Mandatory Convertible Junior Preferred Stock

•	Bylaws

•	Corporate Governance Guidelines

•	Board Committee Charters

•	Winning With Integrity: Our Values and Guidelines for Employee Conduct

•	Expense Policy

•	Policy on Recoupment of Incentive Compensation

•	Related Party Transactions Policy

•	Corporate Political Contributions and Expenditures Policy

•	Voluntary Report of Political Contributions

Item No. 1

Nomination and Election of Directors

If you sign and return the proxy card or voting instruction form or vote by Internet or telephone, the Proxy Committee will vote your shares for all 11 nominees described in the following section, unless you vote against, or abstain from voting for one or more such nominees. Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until his or her earlier resignation, removal, or death. If any of the Board’s nominees for director become unavailable to serve before the annual meeting (which we do not anticipate), the Board may decrease the number of directors to be elected or designate substitute nominees for those vacancies.

Information about Nominees for Director

Set forth below is information about the nominees, including their names and ages, recent employment or principal occupation, their period of service as a GM director, a summary of their specific experience, qualifications, attributes, or skills that led to the conclusion that they are qualified to serve as a director, and the names of other public companies for which they currently serve as a director or have served as a director within the past five years:

The Board recommends that you vote “FOR” the election of each of the following nominees.

Name and (Age)	Positions and Offices
Daniel F. Akerson (62)	Chairman & Chief Executive Officer, General Motors Company
David Bonderman (68)	Co-Founding Partner and Managing General Partner, TPG
Erroll B. Davis, Jr. (66)	Chancellor, University System of Georgia
Stephen J. Girsky (48)	Vice Chairman, Corporate Strategy, Business Development, Global Product Planning & Global Purchasing and Supply Chain, General Motors Company
E. Neville Isdell (67)	Retired Chairman and Chief Executive Officer, The Coca-Cola Company
Robert D. Krebs (68)	Retired Chairman and Chief Executive Officer, Burlington Northern Santa Fe Corporation
Philip A. Laskawy (70)	Retired Chairman and Chief Executive Officer, Ernst & Young LLP
Kathryn V. Marinello (54)	Chairman and Chief Executive Officer, Stream Global Services, Inc.
Patricia F. Russo (58)	Former Chief Executive Officer, Alcatel-Lucent
Carol M. Stephenson (60)	Dean, Richard Ivey School of Business, The University of Western Ontario
Cynthia A. Telles (58)	Director, UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic

Daniel F. Akerson

Daniel F. Akerson has been a member of our Board of Directors since July 24, 2009. He has held the office of Chairman and Chief Executive Officer since January 1, 2011 and Chief Executive Officer since September 1, 2010. Prior to joining GM, Mr. Akerson was a Managing Director of The Carlyle Group (“Carlyle”), a private equity firm (from March 2003 to August 2010), serving variously as the Head of Global Buyout and as Co-Head of U.S. Buyout. Prior to joining Carlyle, he served as a Chairman, Chief Executive Officer, or President of several major companies including General Instrument Corporation (1993 to 1995), MCI Communications Corporation (1983 to 1993), Nextel Communications (1996 to 1999), and XO Communications, Inc. (1999 to 2003). Mr. Akerson led the successful restructuring of XO Communications, Inc., which filed a voluntary bankruptcy petition in June 2002. Mr. Akerson is currently a director of American Express Company. He is a former director of Booz Allen Hamilton, Inc., Freescale Semiconductor, Inc., Manor Care, Inc., MultiPlan, Inc., Time Warner, Inc., and XO Holdings, Inc.

Mr. Akerson’s role as our Chief Executive Officer enables him to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, operations, and business. Mr. Akerson’s additional qualifications to serve on our Board of Directors are rooted in his operating and management experience as a chief executive officer in a succession of major companies in challenging, highly competitive industries. In that capacity, he has dealt with a wide range of issues including audit and financial reporting, compliance and controls, technology, and business restructuring. In addition, Mr. Akerson’s extensive experience in private equity investments brings to our Board of Directors significant expertise in finance, business development, mergers and acquisitions, risk management, and international business.

David Bonderman

David Bonderman has been a member of our Board of Directors since July 24, 2009. He is Co-Founding Partner and Managing General Partner of TPG, a private investment firm he founded in 1992. Prior to forming TPG, Mr. Bonderman served from 1983 to 1991 as Chief Operating Officer of Robert M. Bass Group (now doing business as Keystone Group, L.P.). Mr. Bonderman currently serves as Chairman of the Board of Directors of Ryanair Holdings PLC, a European-based low fares airline, and as a director of Armstrong Worldwide Industries, Inc., a company that designs and manufactures floor, ceiling, and cabinet products; CoStar Group, Inc., a marketing and information services company in the commercial real estate industry; Caesars Entertainment Corporation, a gaming operations company; and Energy Future Holdings Corporation, a privately held energy company based in Dallas with a portfolio of competitive and regulated energy companies. He also served as a director of Gemalto N.V. (2006-2010), Washington Mutual, Inc. (April 2008-December 2008), Burger King Holdings, Inc. (2002-2008), Gemplus International SA (predecessor to Gemalto) (2000-2006), and Ducati Motor Holding S.p.A. (1996-2006).

Mr. Bonderman’s qualifications to serve on our Board of Directors include his operating and leadership experience as a co-founding partner in a private equity firm. Through his involvement with TPG he has provided leadership to companies that have been in distressed and turn-around situations and are undergoing dramatic changes. He brings to our Board of Directors extensive experience in finance, business development, mergers and acquisitions, business restructuring and integration, and international business, particularly in China where GM has significant operations.

Erroll B. Davis, Jr.

Erroll B. Davis, Jr. has been a member of our Board of Directors since July 10, 2009. He was also a member of the Board of Old GM from 2007 to July 2009. Since 2006 Mr. Davis has served as Chancellor of the University System of Georgia (the “USG”), the governing and management authority of public higher education in Georgia. Mr. Davis has announced his plans to retire from USG at the end of June 2011. From 2000 to 2006, Mr. Davis served as Chairman of Alliant Energy Corporation, and he held the offices of President and Chief Executive Officer from 1998 to 2005. He is currently a director of Union Pacific Corporation. Mr. Davis also served as a director of PPG Industries, Inc. (1994-2007) and BP p.l.c. (1998-2010).

In nominating Mr. Davis to serve on our Board of Directors, the Board considered his operating and management experience as a chief executive officer of a large, diverse public university and, before that, a complex, highly regulated public utility. Mr. Davis brings to our Board of Directors extensive knowledge in the areas of financial reporting and accounting, compliance and controls, technology, and public policy issues such as education. In addition, his knowledge and experience in the utility and energy industries brings to the Board valuable insight regarding the infrastructure needed to advance the use and acceptance of electric power and natural gas to fuel low-emission vehicles.

Stephen J. Girsky

Stephen J. Girsky has been a member of our Board of Directors since July 10, 2009. Under the terms of the Stockholders Agreement (described on page 24), Mr. Girsky was designated for nomination to the GM Board by the VEBA Trust, as discussed below. At GM he has been Vice Chairman of Corporate Strategy and Business Development since March 1, 2010. On February 1, 2011, he also assumed responsibility for Global Product Planning and Global Purchasing and Supply Chain. He served as Senior Advisor to the Office of the Chairman at GM from December 2009 to February 2010. He was President of S. J. Girsky & Company, an advisory firm, from January 2009 to March 1, 2010. He served as President of Centerbridge Industrial Partners, LLC (“Centerbridge”), an affiliate of Centerbridge Partners, L.P., a private investment firm from 2006 to 2009. From November 2008 to June 2009, Mr. Girsky provided advisory services to the UAW. Prior to joining Centerbridge, Mr. Girsky was a special advisor to the Chief Executive Officer and the Chief Financial Officer of Old GM from 2005 to June 2006. From 1995 to 2005, he served as Managing Director at Morgan Stanley and a Senior Analyst

of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky also served as lead director of Dana Holding Corporation (2008-2009). He has been a member of the Supervisory Board of Adam Opel A.G., a GM subsidiary, since January 2010.

Mr. Girsky’s current role as GM Vice Chairman, Corporate Strategy, Business Development, Global Product Planning and Global Purchasing and Supply Chain in addition to nearly 25 years of experience in the automotive industry, both as a participant and insightful observer, provides our Board of Directors with unique insight into the Company’s challenges, operations, and strategic opportunities as well as in-depth knowledge of the automotive business and its key participants. In addition, Mr. Girsky’s experience as an auto analyst and president of a private equity firm brings to our Board of Directors significant expertise in finance, market and risk analysis, and business restructuring and development.

E. Neville Isdell

E. Neville Isdell has been a member of our Board of Directors since July 10, 2009. He was also a member of the Board of Old GM from 2008 to July 2009. Mr. Isdell served as Chairman of The Coca-Cola Company from 2004 until April 2009 and Chief Executive Officer from 2004 to 2008. From 2002 to May 2004, he was an International Consultant to The Coca-Cola Company and head of his Barbados investment company, Collines Investments. Mr. Isdell served as Chief Executive Officer of Coca-Cola Hellenic Bottling Company from 2000 to May 2001 and Vice Chairman from May 2001 to December 2001. He was Chairman and Chief Executive Officer of Coca-Cola Beverages plc from 1998 to September 2000. Mr. Isdell also served as a director of SunTrust Banks, Inc. (2004-2008).

When considering Mr. Isdell as a nominee to serve on our Board of Directors, the Board recognized his success as a chief executive officer of an iconic American corporation that promotes one of the most widely recognized consumer brands in the world in a continually growing global market. In addition, Mr. Isdell has significant expertise in global brand management, corporate strategy, and business development. His previous and current board positions in non-profit organizations involved with, among other areas, community development, environmental issues, and human rights such as the Center for Strategic and International Studies, have developed his broad perspective on issues related to environmental sustainability and corporate social responsibility.

Robert D. Krebs

Robert D. Krebs has been a member of our Board of Directors since July 24, 2009. He served as Chairman of Burlington Northern Santa Fe Corporation (“BNSF”) from December 2000 until his retirement in 2002. Prior to that, he served as Chairman and Chief Executive Officer of BNSF from June 1999 until 2000. He held the offices of Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Krebs also served as a director of UAL Corporation (2006-2010) and Phelps Dodge Corporation, a mining company (now doing business as Freeport-McMoRan Copper & Gold, Inc.), from 1987 to 2006.

Mr. Krebs’ career at BNSF has provided him with wide-ranging operating and management experience as a chief executive officer of a large, highly regulated company focused on meeting the needs of industry in the U.S. and Canada. He brings to our Board of Directors extensive experience in corporate strategy, business development, and finance. In addition, his service on several public company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to other areas of Board responsibility including audit and risk assessment.

Philip A. Laskawy

Philip A. Laskawy has been a member of our Board of Directors since July 10, 2009. He was also a member of the Board of Old GM from 2003 to July 2009. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young LLP (“E&Y”) from 1994 to 2001. Mr. Laskawy is non-executive Chairman of the Board of Directors of the Federal National Mortgage Association and a director of Henry Schein, Inc., Lazard Ltd, and Loews Corporation. He also served as a director of The Progressive Corporation (2001-2007) and Discover Financial Services (2007-2008).

As E&Y’s former Chairman and Chief Executive Officer, Mr. Laskawy brings to GM both extensive audit and financial reporting expertise as well as his managerial and operational experience as a former chief executive officer of one of the four major international public accounting firms. With nearly 40 years of public accounting experience, Mr. Laskawy has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls, and business processes. Furthermore, his service on the boards of directors of several public companies provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of audit and risk assessment.

Kathryn V. Marinello

Kathryn V. Marinello has been a member of our Board of Directors since July 10, 2009. She was also a member of the Board of Old GM from 2007 to July 2009. Ms. Marinello has been Chairman and Chief Executive Officer of Stream Global Services, Inc., a premium business process outsource service provider specializing in customer relationship management for Fortune 1,000 companies, since August 2010. Prior to that, Ms. Marinello served as senior advisor and consultant at Providence Equity Partners LLC, a private equity firm, and Ares Capital Corporation, a specialty finance company since June 2010. She served as Chairman and Chief Executive Officer of Ceridian Corporation, a human resources outsourcing company, from December 2007 to January 2010 and President and Chief Executive Officer from 2006 to 2007. Before joining Ceridian, Ms. Marinello spent 10 years at General Electric Company (“GE”), and served as President and Chief Executive Officer of GE Fleet Services, a division of GE, from 2002 to October 2006.

Ms. Marinello’s experience in various industries enables her to bring a varied perspective to our Board. As Chairman and CEO of Stream Global Services, Inc., she is focused on using information technology to enhance customer service, areas that are key to our success. At Ceridian, she led a business service company providing integrated human resource systems, involving a wide range of issues including audit and financial reporting, compliance and controls, and mergers and acquisitions. As the former President and CEO of GE Fleet Services, Ms. Marinello has significant experience with vehicle fleet sales and financing, and dealer relations and ensures that our Board of Directors considers the customer perspective in its decision-making. Moreover, at GE Capital, and in her prior roles at Chemical Bank, Citibank, and First Bank Systems, Inc., Ms. Marinello operated large consumer financial services divisions, which included auto lending, auto warranty, telematics, and auto insurance companies, further broadening her contribution to our Board.

Patricia F. Russo

Patricia F. Russo has been a member of our Board of Directors since July 24, 2009 and has been Lead Director of our Board of Directors since March 2, 2010. She served as Chief Executive Officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as Chairman and Chief Executive Officer of Lucent Technologies, Inc. from February 2003 to 2006 and President and Chief Executive Officer from 2002 to 2003. Before rejoining Lucent in January 2002, Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from March 2001 to December 2001. Ms. Russo is currently a director of Alcoa Inc., Hewlett-Packard Company, KKR Management LLC (the managing partner of KKR & Co. L.P.), and Merck & Co. Inc. Prior to its merger with Merck in 2009, Ms. Russo served as a director of Schering-Plough since 1995.

As the chief executive officer of two highly technical, complex companies, Ms. Russo demonstrated leadership that strongly supported her nomination to our Board of Directors. In that capacity she dealt with a wide range of issues including mergers and acquisitions and business restructuring as she led Lucent Technologies, Inc.’s recovery through a severe industry downturn and later a merger with Alcatel, a French company. In addition, she brings to the Board extensive global experience in corporate strategy, finance, sales and marketing, technology, and leadership development. Ms. Russo’s service as chair of the governance committee and lead director on the Schering-Plough board provided valuable expertise when she was chosen to be Lead Director by her fellow members of the GM Board.

Carol M. Stephenson

Carol M. Stephenson has been a member of our Board of Directors since July 24, 2009. She has been Dean of the Richard Ivey School of Business at The University of Western Ontario (“Ivey”) since 2003. Prior to joining Ivey, Ms. Stephenson served as President and Chief Executive Officer of Lucent Technologies Canada from 1999 to 2003. Ms. Stephenson is currently a director of Intact Financial Services Corporation (formerly ING Canada), a provider of property and casualty insurance in Canada, and Manitoba Telecom Services Inc., a communications provider in Canada. She was a member of the Advisory Board of General Motors of Canada, Limited, a GM subsidiary (“GM Canada”), from 2005 to July 2009. Ms. Stephenson was invested as an Officer into the Order of Canada in 2010.

Ms. Stephenson’s experience as Dean of the Richard Ivey School of Business and President and Chief Executive Officer of Lucent Technologies Canada provides our Board of Directors with diverse perspective and progressive management expertise in marketing, operations, strategic planning, technology development, and financial management. Her experience on boards of companies in a variety of industries provides our Board of Directors with her broad perspective on successful management strategies.

Cynthia A. Telles

Cynthia A. Telles has been a member of our Board of Directors since April 13, 2010. She has been on the faculty of the University of California, Los Angeles School of Medicine Department of Psychiatry since 1986 and the Director of the UCLA Neuropsychiatric Institute Spanish-Speaking Psychosocial Clinic since 1980. Among many corporate and non-profit board memberships, in 2010 Dr. Telles joined the board of the Pacific Council for International Policy and was appointed to the White House Commission on Presidential Scholars by President Obama. She has held several governmental and public service appointments that include serving as a Commissioner for the City of Los Angeles for 13 years. Dr. Telles currently is a member of the board of the Kaiser Foundation Health Plan and Hospitals. She previously served on the boards of Americas United Bank, the largest Hispanic-owned bank in California, from 2006 to 2010, Burlington Northern Santa Fe Corporation from 2009 to 2010 and California United Bank (formerly Sanwa Bank California) from 1994 to 2002.

Dr. Telles’s qualifications for serving as a director include her extensive experience in public and governmental service, as well as public policy and governmental and community relations. In addition, her in-depth understanding of the Hispanic community, which represents the nation’s largest and fastest growing consumer market segment, provides our Board of Directors with valuable insight. Moreover, her previous and current board positions in companies in the health care, transportation, and financial industries and in non-profit organizations involved with, among other areas, community development, environmental issues, health care reform, and education, have developed her broad perspective on issues related to corporate social responsibility and governance.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that along with the Restated Certificate of Incorporation, Bylaws, and charters of the Board Committees provide the framework for the governance of our Company. The Board’s Corporate Governance Guidelines and related policies, which are periodically updated by the Board following recommendations from the Directors and Corporate Governance Committee (the “Governance Committee”), cover, among other things:

•	Board membership criteria and the process for the selection of new directors

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Majority voting for directors and the related requirement that each incumbent director, when nominated for reelection, submit a written irrevocable resignation that would become effective if the Board accepts that resignation following an uncontested election in which the director fails to receive a majority of the votes cast, excluding abstentions

•	Orientation for new directors and continuing education for all directors

•	Requirement that at least two-thirds of the Board be independent

•	Limitation on the number of outside board memberships that can be held by any director

•	Mandatory retirement for directors at age 72

•	Prohibition against personal loans from the Company or its subsidiaries to directors and executive officers that would violate the Sarbanes-Oxley Act of 2002

•	Requirements for executive sessions of the Board attended by non-management and independent directors

•	Role and responsibilities of the Lead Director

•	Access by the Board and each of its Committees to independent advisors at our expense

•	Annual self-evaluations of the Board and each of its Committees by all directors

•	Directors’ obligations to comply with the Company’s policies regarding ethics and conflicts of interest

•	Confidentiality of Board materials, deliberations, and actions

•	Directors’ unrestricted access to management

•	Annual evaluation of the Chairman and Chief Executive Officer (“CEO”) by the Board

•	Board responsibility for overseeing succession planning for management

The Governance Committee regularly considers information concerning the Board’s Corporate Governance Guidelines and reviews related policies adopted by other major public corporations as well as the views of various groups active in the field of corporate governance regarding such guidelines and policies. This benchmark information is provided to assist in the review and updating of our guidelines and policies. The Committee also oversees the Company’s ongoing compliance with the governance requirements of corporate regulators and overseers such as the SEC and NYSE. To obtain a copy of our Corporate Governance Guidelines, see “How can I obtain the Company’s corporate governance information?” on page 5.

Board Leadership Structure

In our Board’s judgment, the rapid and severe changes in our business and our management that have occurred since July 2009 and the importance of reestablishing ourselves as a successful and stable company demands the continuity, efficiency, and centralized control that is provided by having a single individual act both as Chairman and CEO. Edward E. Whitacre, Jr. served as Chairman and CEO from December 1, 2009 to

September 1, 2010, when Mr. Akerson assumed the position of CEO. Mr. Whitacre remained Chairman of the Board until the end of 2010 to ensure a smooth transition and promote continuity during a time that we were striving to maintain our successful momentum while undertaking our Public Offering. Our Board elected Mr. Akerson to serve as Chairman after Mr. Whitacre’s departure in light of the advantages that resulted from combining the positions under Mr. Whitacre. Our Board may reconsider its determination to have a single individual act both as Chairman and CEO from time to time based on changes in our circumstances.

On March 2, 2010, our Board designated Patricia F. Russo as its Lead Director. During the time that the roles of Chairman and CEO are combined in one person, our Board believes that a Lead Director will provide guidance to the non-management directors in their active oversight of management, including the Chairman and CEO. Under the policy adopted on the same day, the Board’s Lead Director calls all executive sessions of our non-management directors, sets the agendas, chairs the sessions, and advises the Chairman and CEO of any actions taken. Agendas for Board meetings, which are established by the Chairman, are reviewed by the Lead Director for concurrence. The Lead Director also serves as a liaison between the Chairman and CEO and other directors as necessary, presides at Board meetings when the Chairman is not present, and assumes additional responsibilities as determined by our non-management directors. Finally, the Lead Director is available for consultation and direct communication with major stockholders, if requested.

Board’s Role in Risk Oversight

One of the essential functions of our Board is oversight of management, directly and through its various committees. Identifying and managing the risks we face is an important component of management’s responsibilities. Risks are considered in virtually every business decision and as part of the Company’s business strategy. We recognize that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve our strategic objectives.

Our Board has overall responsibility for risk oversight, with a focus on the most significant risks facing the Company. The Board’s Finance and Risk Committee, created on August 3, 2010, is responsible for assisting the Board in its oversight of the Company’s risk management strategies and policies, including overseeing the management of market, credit, liquidity, and funding risks on an enterprise-wide basis and oversight of financial policies, strategies, and capital structure.

The risk oversight process is also supported by the Audit Committee, which is responsible for oversight of the integrity of our financial statements, including risk associated with our financial reporting and disclosure process; legal compliance risks; and policies on risk assessment and risk management, including our major financial and accounting risk exposures and actions taken to mitigate these risks. The Finance and Risk Committee reports to the Audit Committee at least annually on its review and consideration of risk assessment and risk management guidelines and policies regarding market, credit, liquidity, and funding risks.

In addition, each of our other Board committees oversees the risks within its area of responsibility. For example, the Executive Compensation Committee ensures that GM’s executive compensation programs are designed to provide incentives that are consistent with the interests of GM’s stockholders but do not encourage senior executives to take excessive risks that threaten the value of the Company.

As part of the Board’s risk oversight and management’s direct risk management responsibilities, in October 2010, we appointed a Chief Risk Officer (“CRO”). The CRO is responsible for coordinating the Company’s risk management activities, including reporting to both the Board’s Finance and Risk Committee and to senior management on the risk assessment and mitigation strategies for the agreed-upon top risks the Company faces. These top Company risks have been assigned to the functional or regional leaders who are in the best position to develop risk management strategies and to report progress to the Board and senior management. The CRO also supports the process of identifying emerging risks to the Company and stress testing key risk scenarios.

While the Board is ultimately responsible for risk oversight, our management is responsible for day-to-day risk management processes. We believe that this division of responsibilities is the most effective risk management approach and that our Board leadership structure supports this approach.

Selection of Nominees for Election to the Board

The Board makes nominations for the election of directors pursuant to the recommendations of the Governance Committee. Any stockholder entitled to vote for the election of directors may make a nomination by complying with the requirements of applicable law and section 1.11 of our Bylaws.

The Governance Committee is responsible for identifying potential candidates for Board membership and making its recommendations to the full Board. In assessing potential candidates the Governance Committee seeks to consider individuals with a broad range of business experience and diverse backgrounds. The Governance Committee also considers it desirable that each candidate contribute to the Board’s overall diversity—diversity being broadly defined to mean a variety of opinions, perspectives, personal and professional experiences, and backgrounds, such as gender, race, ethnicity, or country of origin. We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of their decision making and enhance business performance by enabling our Company to respond more effectively to the needs of customers, employees, suppliers, stockholders, and other stakeholders worldwide.

The selection of qualified directors is complex and crucial to our long-term success. Potential candidates for election to the Board are evaluated based upon criteria that include:

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The nature and depth of their experience in business, government, and non-profit organizations, and whether they are likely to be able to make a significant and immediate contribution to the Board’s discussion and decision making concerning the broad array of complex issues facing the Company;

•	Their demonstrated commitment to the highest ethical standards and the values of the Company;

•	Their special skills, expertise, and experience that would complement or expand that of the current directors;

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Their ability to take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions; and

•	Their global business and social perspective, personal integrity, and sound judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our Company and the global automotive industry. To assist in the identification and evaluation of qualified director candidates, the Governance Committee, on occasion, has engaged search firms that specialize in providing services for the identification and evaluation of candidates for election to corporate boards.

The Governance Committee will consider persons recommended by stockholders for election to the Board. To recommend an individual for Board membership, write to the Corporate Secretary of our Company at the address given on page 5 in “How can I obtain the Company’s corporate governance information?” The Governance Committee uses the same criteria for evaluating candidates proposed by stockholders and members of the Board. In particular, the Governance Committee will review the qualifications and background of each recommended candidate in light of the selection criteria listed above and will then communicate its decision to the candidate or the person who made the recommendation.

If you intend to nominate a candidate for director at the annual meeting or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 4), you must give us written notice, as required in Section 1.11 of our Bylaws. The Corporate Secretary must receive such notice not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2012 annual meeting, your notice must be received between December 15, 2011 and February 13, 2012.

If we receive proper notice that one or more stockholders intend to nominate candidates at the annual meeting so that the number of candidates nominated would be greater than the number of directors to be elected, our Bylaws provide that the election will be determined by plurality voting rather than majority voting. See “Voting Standards for the Election of Directors” below.

Board Meetings and Attendance

In 2010, our Board held a total of 12 meetings and average attendance at Board and committee meetings was 95%. Each director attended more than 75% of the total meetings of the Board and committees on which he or she served during 2010. Directors are expected to attend our annual meeting of stockholders, which is held in conjunction with a regularly scheduled Board meeting. Twelve directors attended the 2010 annual meeting of stockholders.

Size of the Board

The Board of Directors is currently composed of 11 members. The Board of Directors sets the number of directors from time to time by resolution adopted by a majority of the Board. The Governance Committee reassesses the Board’s size at least annually to determine if a larger or smaller group would be more effective. If any nominee is unable to serve as a director or if any director leaves the Board between annual meetings of stockholders, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Voting Standards for the Election of Directors

GM’s Bylaws and Corporate Governance Guidelines provide that, in uncontested elections (i.e., those where the number of nominees is the same as the number of directors to be elected), directors are elected by a majority of the votes cast. The Bylaws and Corporate Governance Guidelines further provide that before any incumbent director may be nominated by the Board for reelection to the Board, he or she must submit a written irrevocable resignation, which would become effective if: (1) the director does not receive more than 50% of the votes cast; and (2) the Board accepts that resignation in accordance with policies and procedures adopted by the Board for such purposes. In contested elections, the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of vacancies to be filled who receive more votes than other nominees are elected to the Board, regardless of whether they receive a majority of votes cast. An election is considered contested if we receive proper notice pursuant to Section 1.11 of the Bylaws that a stockholder intends to nominate a candidate for the election, so that the number of candidates would be greater than the number of directors to be elected.

Within 90 days after receipt of the certified final vote for an uncontested election of directors in which one or more incumbent directors did not receive a majority of the votes cast, the Governance Committee will consider his or her tendered resignation in light of the best interests of GM and its stockholders and make a recommendation to the Board whether to accept or reject the resignation, and whether a different individual should be chosen to serve as a director in place of the unsuccessful incumbent. The Committee in making its recommendation and the Board in determining whether to accept the Committee’s recommendation may consider any factors they determine appropriate and relevant to the best interests of GM and its stockholders. In any event, however, the Board will accept the resignation of an unsuccessful incumbent unless there is a compelling reason to reject the resignation. Using this standard, a resignation might be rejected, for example, if:

•	The stated or apparent reasons for the votes against the director could be better addressed or resolved in a different way; or

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The resignation of the director would: (1) eliminate the Audit Committee financial expert; (2) cause the Board to have less than a majority of independent directors; (3) cause GM to fail to satisfy the listing requirements of the NYSE; (4) result in a default or breach under any loan covenants; or (5) trigger a significant payment under an executive employment contract or other contract.

During the time that the Governance Committee is considering whether to recommend that the Board accept a director’s resignation under the circumstances described above, and that the Board itself is deliberating and acting upon the Committee’s recommendation, the Board expects an unsuccessful incumbent to recuse himself or herself voluntarily from participation in those discussions and decisions, except in limited circumstances.

Within four business days after the Board accepts or rejects the resignation, following the process described above, we will file a report with the SEC on Form 8-K setting forth the decision and explaining the rationale that the Board relied upon in making its decision.

If all incumbent directors who are Board nominees fail to receive a vote of at least 50% of the votes cast in an uncontested election of directors, the incumbent Board will nominate a new slate of directors and within 180 days after the certification of the stockholder vote hold a special meeting to elect a Board of Directors. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified.

Director Independence

Pursuant to our Bylaws and the terms of a Stockholders Agreement described on page 24, at least two-thirds of our directors must be independent within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, as determined by our Board of Directors.

The Governance Committee assesses the independence of each director and makes recommendations to the Board as to each director’s independence both by using the quantitative criteria in the Board’s Corporate Governance Guidelines and by determining whether the director is free from any qualitative relationship that would interfere with the exercise of independent judgment.

Section 2.10 of our Bylaws incorporates, by reference, the independence criteria of the NYSE, and the Board’s Corporate Governance Guidelines set forth our standards for director independence, which are based on all the applicable SEC and NYSE requirements. The Board’s Corporate Governance Guidelines provide that an independent director must satisfy all of the following criteria:

•	During the past three years, we have not employed the director, and have not employed (except in a non-executive capacity) any of his or her immediate family members.

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During any twelve-month period within the last three years, the director has not received more than $120,000 in direct compensation from us other than director fees or other forms of deferred compensation. No immediate family members of the director have received any compensation other than for employment in a non-executive capacity.

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The director or an immediate family member is not a current partner of a firm that is our internal or external auditor; the director is not an employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and personally works on our audit; or the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

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During the past three years, neither the director nor any of his or her immediate family members has been employed (except, in the case of family members, in a capacity other than an executive officer) by one of our significant suppliers or customers or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, us represent the greater of $1 million or 2% of our or the supplier’s or customer’s consolidated gross revenues.

In addition to satisfying all of the foregoing requirements, a director is not considered independent if he or she has, in the judgment of the Board, any other “material” relationship with the Company, other than serving as a director that would interfere with the exercise of his or her independent judgment.

Consistent with the standards described above, the Board has reviewed all relationships between the Company and the members of the Board, considering quantitative and qualitative criteria, and affirmatively has determined that, other than Mr. Akerson and Mr. Girsky, all of the directors are independent according to the definition in the Board’s Corporate Governance Guidelines, which is based on the standards of the SEC and NYSE.

In recommending to the Board that each director be found independent, the Governance Committee also considered whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Governance Committee evaluated charitable contributions that GM and Old GM (including the GM Foundation) have made to non-profit organizations with which our directors are or have been associated. None of these transactions was material. The Governance Committee also considered that GM in the ordinary course of business sells fleet vehicles to and purchases products and services from companies at which some of our directors serve. In each case: (1) the relevant products and services were provided on terms and conditions determined on an arms-length basis and consistent with those provided by or to similarly situated customers and suppliers; (2) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and (3) the aggregate amounts of such purchases and sales were less than 2% of the consolidated gross revenues of each of GM or Old GM and the other company in each of the years 2008, 2009 and 2010.

Our Bylaws and Corporate Governance Guidelines are available on our website at www.gm.com/investors, under “Corporate Governance.”

Executive Sessions

Under the Board’s Corporate Governance Guidelines, the non-management directors meet in regularly scheduled executive sessions without management present at least three times each year and, in practice, much more frequently. In general, time is available at the end of each regularly scheduled Board meeting if the non-management directors wish to meet in executive session. If any non-management directors are not independent, then the independent directors schedule an executive session of independent directors at least once per year. Executive sessions are chaired by the Board’s Lead Director, Ms. Russo. During these sessions, the non-management directors review CEO performance, compensation and succession planning; future Board agendas and flow of information to directors; the Board’s corporate governance matters; and any matters of importance or other issues raised by the non-management directors. The non-management directors of the Board met in executive session eight times in 2010, including at least one time with only independent directors present.

Stockholder Communication with the Board

Stockholders and interested parties may contact our Board as a whole, or the non-management directors as a group, any Board committee, the Chairman of the Board, or the Lead Director by using contact information provided on our website at www.gm.com/investors, under “Corporate Governance.”

Code of Ethics

We have adopted a code of ethics that applies to our directors, officers, and employees, including the Chairman and CEO, the Senior Vice President and Chief Financial Officer, the Vice President and Controller and Chief Accounting Officer, and any other persons performing similar functions. GM’s code of ethics, ”Winning With Integrity: Our Value and Guidelines for Employee Conduct,” is posted on our website at www.gm.com/investors, under “Corporate Governance.”

Confidentiality

Directors, like all employees, are required to maintain the confidentiality of information entrusted to them by us or any other confidential information about GM that they receive from any source in their capacity as a director, except when disclosure is legally required or specifically authorized by our Board. Directors are expected to take all appropriate steps to minimize the risk of disclosure of confidential communications coming to them from us as well as confidential discussions and decisions by or among directors and by or among the directors and management. All discussions that occur at Board or Board Committee meetings are deemed confidential, except to the extent that disclosure may be legally required. Directors may not use confidential information for their benefit or for the benefit of persons or entities outside the Company or in violation of any law or regulation including insider trading laws and regulations. Directors are subject to these obligations with regard to confidential information during and after their service on the Board. For purposes of this policy, “confidential information” is all non-public information relating to GM including, but not limited to, information that could be useful to competitors or otherwise harmful to our interests or objectives, if disclosed.

Director Orientation and Continuing Education

The Board and management, on the recommendation of the Governance Committee, are responsible for providing an orientation for new directors and for periodically advising all directors on subjects that would assist them in discharging their duties. Each new director goes through a comprehensive orientation process to become familiar with our business plans, financial matters, strategies, challenges, vision, core values, culture, ethics, compensation and corporate governance practices, and other key policies and practices through a review of background material and meetings with senior management. Board members are encouraged to visit GM facilities and auto shows. All directors are encouraged to attend, at our expense, director continuing education programs sponsored by educational and other institutions.

Access to Outside Advisors

The Board as well as each Board Committee can retain the services of outside advisors at our expense.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Directors and Corporate Governance Committee, Executive Committee, Executive Compensation Committee, Finance and Risk Committee, and Public Policy Committee. Our Board has adopted a written charter for each of our standing committees. See “How can I obtain the Company’s corporate governance information” on page 5 for information about obtaining a copy of each charter. Our Board may also establish from time to time any other committees that it deems necessary or desirable. The composition of each committee complies with the listing requirements and other rules of the NYSE and the Toronto Stock Exchange. The table below indicates the current membership of each of our standing committees and the number of meetings held in 2010:

Name	Audit	Directors and Corporate Governance	Executive Compensation	Finance and Risk(a)	Public Policy
David Bonderman			X	X
Erroll B. Davis, Jr.	X				Chair
Stephen J. Girsky				X	X
E. Neville Isdell		X	Chair		X
Robert D. Krebs	X			Chair
Philip A. Laskawy	Chair			X
Kathryn V. Marinello	X				X
Patricia F. Russo		Chair	X	X
Carol M. Stephenson		X	X
Cynthia A. Telles		X			X
Number of Committee Meetings in 2010	13	6	7	2	4

(a)	The Finance and Risk Committee was created by the Board on August 3, 2010.

Audit Committee

Our Board of Directors has a standing Audit Committee to assist the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by us to stockholders and others; our system of internal controls; our compliance procedures for the employee code of ethics and standards of business conduct; and our audit, accounting, and financial reporting processes. Erroll B. Davis, Jr., Robert D. Krebs, Philip A. Laskawy (Chair), and Kathryn V. Marinello comprise the Committee. Our Board has determined that all of the members of the Committee are independent, financially literate, and have accounting or related financial management expertise as defined by the NYSE. The Board also has determined that Mr. Davis, Mr. Krebs, Mr. Laskawy, and Ms. Marinello all qualify as “audit committee financial experts” as defined by the SEC. Currently, Mr. Laskawy serves on the audit committees of four public companies in addition to GM. The Board has determined, in light of Mr. Laskawy’s depth of knowledge and experience and time available as a retiree, that this simultaneous service does not impair his ability to function as a member and the Chair of the Audit Committee.

Directors and Corporate Governance Committee

Our Board of Directors has a standing Directors and Corporate Governance Committee. E. Neville Isdell, Patricia F. Russo (Chair), Carol M. Stephenson, and Cynthia A. Telles comprise the Committee. The Committee gives direction and oversight to the identification and evaluation of potential Board candidates and ultimately recommends candidates to be nominated for election to the Board, including any individuals designated under the Stockholders Agreement (described on page 24). It periodically conducts studies of the appropriate size and composition of the Board and reviews and makes recommendations concerning compensation for non-employee directors. The Committee is also responsible for reviewing and proposing revisions to the Board’s Corporate Governance Guidelines and Delegation of Authority; recommending memberships, rotation, and Chairs for all committees of the Board; and contributing to the process of setting the agendas for the executive sessions of the Board.

Executive Committee

Our Board of Directors has an Executive Committee composed of the Chairman of the Board and the chairs of each of our standing committees. Daniel F. Akerson (Chair), Erroll B. Davis Jr., E. Neville Isdell, Robert D. Krebs, Philip A. Laskawy, and Patricia F. Russo comprise the Committee. The Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Committee meets as necessary, and all actions by the Committee are reported at the next Board meeting.

Executive Compensation Committee

Our Board of Directors has a standing Executive Compensation Committee. The members of the Committee are David Bonderman, E. Neville Isdell (Chair), Patricia F. Russo, and Carol M. Stephenson.

The Committee’s overall objective is to ensure that our compensation policies and practices support the recruitment, development, and retention of the executive talent needed to ensure the long-term success of the Company. In doing this, the Committee must balance the need to provide competitive compensation and benefits with the guidelines and requirements of our arrangements with the UST and the Troubled Asset Relief Program (“TARP”) regulations as they apply to Exceptional Assistance Recipients. Working with the Office of the Special Master for TARP Compensation (the “Special Master”), the Committee reviewed and approved equity plans and corporate goals and objectives related to compensation and set individual award targets for the CEO and other Senior Executive Officers (“SEOs”) who are also Named Executive Officers (“NEOs”), as well as our other executive officers, members of Mr. Akerson’s Executive Committee, and certain other senior leaders subject to its review. None of the members of our Committee is eligible to participate in any of the compensation plans or programs it administers.

The Committee has a charter which is available for review on our website as discussed above and the Committee has the authority under its charter to engage the services of external advisors. During 2010 it engaged an independent executive compensation consulting firm, Compensation Advisory Partners LLC (“CAP”). A representative of the consulting firm attends all Committee meetings, either in person or via telephone conference, consults with and advises Committee members on executive compensation matters—including the form and amount of various pay elements—as needed, and develops and interprets benchmarking data for the Committee’s use in its deliberations. CAP provides no services to management. In addition to the services provided by CAP to the Committee, the Company utilizes Mercer, Towers Watson & Co., Aon Hewitt LLC, and other compensation consulting firms to provide a number of other human resources consulting services and global surveys to GM and its subsidiaries.

The Committee has also retained independent outside legal counsel, Davis Polk & Wardwell LLP (“Davis Polk”). Both CAP and Davis Polk report directly to the Committee. All work performed by these external advisors is overseen by the Committee. The external advisors participate in Committee meetings and discussions, both in person or by telephone conference, to help ensure Committee members have a thorough understanding of the issues under consideration, and they may be asked to provide additional materials or analysis to further clarify issues being discussed. In addition to information prepared by the Committee’s external advisors, GM’s Global Compensation group obtains compensation and benefit-related market data and analysis from Mercer and works with the independent advisors, as appropriate, to ensure that the information, analysis and recommendations furnished to the Committee provide a thorough and objective basis for decision making and reflect appropriate internal pay equity considerations.

The Committee may invite various members of management to its meetings to assist it in carrying out its duties and responsibilities as the need arises. In 2010, the Vice President, Global Human Resources, attended all seven committee meetings as did the Executive Director of our Global Compensation and Corporate Governance group in his capacity as Secretary to the Committee. The Chairman and CEO, was invited to participate in a portion of all meetings.

The Executive Compensation Committee also meets in executive session without members of management. The executive sessions may or may not include participation by the external advisors as deemed necessary by the

Committee. External advisors also engage in discussions with the Committee Chairman and other Committee members without management present throughout the year, to further ensure an open dialogue between the advisors and the Committee.

Finance and Risk Committee

Our Board of Directors has a standing Finance and Risk Committee. David Bonderman, Stephen J. Girsky, Robert D. Krebs (Chair), Philip A. Laskawy, and Patricia F. Russo comprise the Committee. The Committee is responsible for assisting the Board in its oversight of our financial policies and strategies, including our capital structure. It is also responsible for assisting the Board in its oversight of our risk management strategies and policies, including overseeing management of market, credit, liquidity, and funding risks. In addition, the Committee periodically receives reports regarding our U.S. employee benefit plans for the purpose of reviewing the administration, financing, investment performance, risk and liability profile, and funding of such plans, in each case including with respect to regulatory compliance.

Public Policy Committee

Our Board of Directors has a standing Public Policy Committee. Erroll B. Davis, Jr. (Chair), Stephen J. Girsky, E. Neville Isdell, Kathryn V. Marinello, and Cynthia A. Telles comprise the Committee. The Committee fosters our commitment to operate our business worldwide in a manner consistent with the rapidly changing demands of society. Topics reviewed by the Committee include our strategies and plans in the areas of advanced technology, fuel economy, environmental and energy performance, global climate, research and development, automotive safety, diversity, health care, education, communications, government relations, employee health and safety, trade, and philanthropic activities. The Committee provides public policy guidance to management to support our progress in growing the business globally within the framework of our core values to ensure that GM is strongly positioned to compete today and into the future.

Non-Employee Director Compensation

Compensation for our non-employee directors is set by our Board at the recommendation of the Governance Committee. With respect to non-employee directors, the Company’s philosophy is to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with stockholder interests and with the performance of the Company. Pursuant to the Board’s Corporate Governance Guidelines, the Governance Committee, which consists solely of independent directors, is responsible for conducting an annual assessment of non-employee director compensation. Under its charter, the Governance Committee is authorized to engage consultants or advisors to assist the Committee. The Governance Committee did not engage any consultants in 2010.

In making non-employee director compensation recommendations, the Governance Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally, as well as committee chairs, and the form and amount of compensation paid to directors at peer companies having similar size, scope, and complexity.

Following the recommendation of the Governance Committee, our Board determined to maintain the same level of director compensation (i.e., annual Board and Committee retainers) as originally established on July 10, 2009. Each member of the Board who is not an employee receives an annual retainer of $200,000 for service on the Board and, if applicable, one or both of the following annual retainers: (1) $10,000 for service as Chair of any Board committee; and (2) $20,000 for service on the Audit Committee. In addition, the Board determined that Mr. Whitacre would receive director’s and Chairman’s fees totaling $300,000 for his service as Chairman of the Board for the period from September 1, 2010 through December 31, 2010. Mr. Whitacre stepped down from his position as CEO of the Company on September 1, 2010 and thus received only that portion of his salary and salary stock earned prior to his termination date, and was not granted any incentive compensation with respect to 2010.

Under the General Motors Company Deferred Compensation Plan for Non-Employee Directors, which became effective January 1, 2011, non-employee directors are required to defer 50% of their annual Board retainer (i.e., $100,000) into share units of Common Stock and may elect to receive the remainder of the Board retainer in cash or to defer either 50% or 100% in additional share units of Common Stock. Amounts deferred and credited as share units under this plan will not be available until after the director retires or otherwise leaves the Board. After leaving the Board, the director will receive a cash payment or payments under this plan based on the number of shares in the director’s account, valued at the average daily closing market price for the quarter immediately preceding payment. Directors will be paid in a lump sum or in annual installments for up to five years based on their deferral elections.

Between March 2, 2010 and December 31, 2010 the fee paid for service as Lead Director was $10,000 per year; effective January 1, 2011 the fee to be paid for service as Lead Director is $30,000 per year.

Only non-employee directors receive fees for serving on the Board. Non-employee directors are not eligible to participate in any of the savings or retirement programs for our employees. Other than as described in this section, there are no separate benefit plans for directors.

Non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors. Under the General Motors Expense Policy, members of the Board may use charter aircraft for travel only in North America and only when a clear business rationale is stated. The Governance Committee periodically monitors the use of charter aircraft.

To familiarize directors with our product line, we provide the use of a company vehicle on a six-month rotating basis, and directors are expected to submit product evaluations to us. Directors are charged with imputed income based on the lease value of the vehicle driven and are responsible for associated taxes. In addition, we pay for the cost of personal accident insurance coverage, for which directors are also responsible for associated taxes on imputed income.

The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of service. The fees listed in the table below reflect any pro-rata adjustments that occurred in the year ended December 31, 2010.

2010 Non-Employee Director Compensation

Director	Fees Earned or Paid in Cash (a)	All Other Compensation (b)	Total
	($)	($)	($)
David Bonderman (c)	83,333	8,145	91,478
Erroll B. Davis, Jr.	220,000	9,312	229,312
E. Neville Isdell	210,000	8,145	218,145
Robert D. Krebs	208,333	8,145	216,478
Kent Kresa (d)	153,333	8,376	161,709
Philip A. Laskawy	230,000	8,145	238,145
Kathryn V. Marinello	206,667	8,145	214,812
Patricia A. Russo (e)	218,333	8,145	226,478
Carol M. Stephenson	200,000	8,145	208,145
Cynthia A. Telles (f)	150,000	4,761	154,761

(a)	Includes annual retainer fees, Chair and Audit Committee fees, as well as Lead Director fees. The non-employee director compensation of Mr.Whitacre, Mr. Akerson and Mr. Girsky is reflected in the “2010 Summary Compensation Table” on page 36.
(b)	“All Other Compensation” includes among other items incremental costs for the use of company vehicles and the costs associated with personal accident insurance.

(c)	Upon joining the Board in July 2009, Mr. Bonderman requested that his annual retainer of $200,000 for service on the Board be reduced to one dollar. Effective August 2010, his annual Board retainer of $200,000 was reinstated.
(d)	Mr. Kresa retired from the Board effective August 3, 2010.
(e)	Ms. Russo was appointed Lead Director on March 2, 2010.
(f)	Dr. Telles joined the Board on April 13, 2010.

All Other Compensation

Totals for amounts reported as “All Other Compensation” in the preceding “2010 Non-Employee Director Compensation” table are described below:

Director	Aggregate Earnings on Deferred Compensation	Company Vehicle (a)	Other (b)	Total
	($)	($)	($)	($)
David Bonderman	0	8,025	120	8,145
Erroll B. Davis, Jr. (c)	1,167	8,025	120	9,312
E. Neville Isdell	0	8,025	120	8,145
Robert D. Krebs	0	8,025	120	8,145
Kent Kresa (c)	940	7,356	80	8,376
Philip A. Laskawy	0	8,025	120	8,145
Kathryn V. Marinello	0	8,025	120	8,145
Patricia A. Russo	0	8,025	120	8,145
Carol M. Stephenson	0	8,025	120	8,145
Cynthia A. Telles	0	4,681	80	4,761

(a)	Includes incremental costs for company vehicles which are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity and incentive costs, if any; insurance claims, if any; licensing and registration fees; and use taxes.
(b)	Reflects cost of premiums for providing personal accident insurance. If a director elected to receive coverage, the taxes related to the imputed income are the responsibility of the director.
(c)	We assumed the General Motors Corporation Compensation Plan for Non-Employee Directors (“Old GM Director Compensation Plan”), and it remains in place with respect to past deferrals of compensation to Old GM directors who are members of our Board. The amounts reported under “Aggregate Earnings on Deferred Compensation” reflect interest on fees for service on the Old GM Board deferred in cash-based alternatives. Old GM did not credit interest at above-market rates. In general, Old GM did not pay deferred amounts until January following the director’s retirement or separation from the Old GM Board. Old GM then paid those amounts, either in lump sum or in annual installments for up to ten years based on the director’s deferral election.

Compensation Committee Interlocks and Insider Participation

No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the year ended December 31, 2010.

Director Stock Ownership Requirements and Holding Requirement

Effective January 1, 2011, each non-employee director is required to own Common Stock or related share units with a market value of at least $300,000. Each director has up to five years from the later of the effective date or the date he or she is first elected to the Board to meet this ownership requirement. Under this policy, non-employee directors are prohibited from selling any securities issued by the Company (or derivatives related to those securities) while they are members of the Board. This policy is set forth in our Board’s Corporate Governance Guidelines, and the Board intends to review it annually to ensure that it is effective in aligning the interests of the Board and our stockholders.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,

AND CERTAIN OTHERS

The beneficial ownership as of March 15, 2011, of Common Stock by each director, each NEO, and all directors and executive officers as a group is shown in the following tables. Each of the individuals listed in the following tables owns less than 1% of the outstanding shares of Common Stock; all directors and officers as a group own approximately 0.1% of the outstanding shares. The persons named have furnished this information to us. None of the shares shown in the following tables as beneficially owned by directors and executive officers was hedged or pledged as security for any obligation.

Stock Split

On October 5, 2010 our Board of Directors recommended a three-for-one stock split on shares of Common Stock, which was approved by our stockholders on November 1, 2010. The stock split was effected on November 1, 2010.

Each stockholder’s percentage ownership in the Company and proportional voting power remained unchanged after the stock split. All outstanding equity awards reflected in this proxy statement have been adjusted retroactively to give effect to the three-for-one stock split.

Non-Employee Directors

Shares Beneficially Owned
David Bonderman	800
Erroll B. Davis, Jr.	800
E. Neville Isdell	8,300
Robert D. Krebs	5,000
Philip A. Laskawy	3,000
Kathryn Marinello	800
Patricia F. Russo	800
Carol M. Stephenson	800
Cynthia A. Telles	800

Named Executive Officers and

All Directors and Executive Officers as a Group

Name	Shares Beneficially Owned (a)	Deferred Stock Units (b)
Daniel F. Akerson	20,000	60,584

Edward E. Whitacre, Jr.	15,400	196,377

Stephen J. Girsky	6,300	157,957

Christopher P. Liddell	800	278,421

Thomas G. Stephens	800	255,111

David N. Reilly	0	129,647

All Directors & Executive Officers as a Group (25 persons, including the foregoing)	99,739	1,823,634

(a)	Includes shares held directly by the executive officer as well as vested restricted stock, and excludes shares shown in the “Deferred Stock Units” column.
(b)	Includes vested and deferred salary stock units (“SSUs”), as well as restricted stock units (“RSUs”) which have not yet vested and are subject to forfeiture under certain circumstances.

Certain Beneficial Owners

The beneficial ownership as of March 15, 2011 of Common Stock by each person or group of persons who is known to be the beneficial owner of 5% or more of our outstanding shares of Common Stock is shown in the following table.

Name and Address of Beneficial Owner of Common Stock	Number of Shares		Percent of Outstanding Shares
The United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	500,065,254		32.04%

Canada GEN Investment Corporation 1235 Bay Street, Suite 400 Toronto, Ontario, Canada M5R 3K4	140,084,746		8.98%

UAW Retiree Medical Benefits Trust P.O. Box 14309 Detroit, MI 48214	205,605,545	(1)	12.80%

Motors Liquidation Company 41 S. Old Woodward Suite 370 Birmingham, MI 48009	422,727,270	(2)	23.06%

(1)	Includes 45,454,545 shares of Common Stock issuable upon exercise of a warrant issued to the VEBA Trust in connection with the 363 Sale. The warrant is exercisable at any time before December 31, 2015, with an exercise price of $42.31 per share.
(2)	Includes 272,727,270 shares of Common Stock issuable upon exercise of two warrants issued to MLC in connection with the 363 Sale, each to acquire 136,363,635 shares. One warrant is exercisable at any time before July 10, 2016, with an exercise price of $10.00 per share, and the other warrant is exercisable at any time before July 10, 2019, with an exercise price of $18.33 per share. After the reporting date for this table, MLC reported that on March 30, 2011 it entered into a trust agreement under which MLC shares dispositive power over the Common Stock reported in the table and the two warrants with Motors Liquidation Company GUC Trust and Wilmington Trust Company as trust administrator.

Stockholders Agreement

Three of our stockholders—the UST, Canada Holdings, and the VEBA Trust—have entered into a Stockholders Agreement with us (the “Stockholders Agreement”) under which at least two-thirds of the directors are required to be determined by our Board of Directors to be independent within the meaning of NYSE rules.

As long as the VEBA Trust holds at least 50% of the shares of Common Stock it held at the date of the Stockholders Agreement, it has the right under the Stockholders Agreement to designate one nominee to our Board of Directors. The VEBA Trust’s choice is subject to the consent of the International Union, United Automobile Aerospace and Agricultural Implement Workers of America (“UAW”) and, if its designee is not independent, to the consent of the UST. Under this provision, the VEBA Trust designated Mr. Girsky, who was nominated by the Board as part of the slate of candidates it recommends for election at the annual meeting.

The Stockholders Agreement provides that the UST and Canada Holdings (the “Government Holders”) will not vote their shares of Common Stock, with certain exceptions. With regard to the election of directors, the Government Holders will vote for any nominee designated by the VEBA Trust as described above and otherwise will vote at their discretion with respect to any candidates nominated by the Board of Directors or third parties. With regard to the other matters to be presented to the stockholders at the annual meeting, if the vote of the Government Holders is required for stockholder action, they will vote in the same proportionate manner as the holders of Common Stock other than the VEBA Trust and its affiliates and the directors and executive officers of the Company. Similarly, the Stockholders Agreement further provides that the VEBA Trust will vote its shares of

Common Stock on each matter presented to the stockholders at the annual meeting in the same proportionate manner as the holders of Common Stock, other than our directors and executive officers.

Each of the UST, Canada Holdings, and the VEBA Trust will be subject to the terms of the Stockholders Agreement until it beneficially owns less than 2% of the outstanding shares of Common Stock then issued and outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Our Board of Directors has adopted a written policy governing the approval of related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000, and a related party has or will have a direct or indirect material interest. Related parties of our Company consist of directors (including nominees for election as directors), executive officers, holders of 5% or more of the outstanding Common Stock, and the immediate family members of these individuals. Our Legal Staff, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our related party transactions policy. If so, the transaction will be referred for approval or ratification to: (1) the CEO and the Senior Vice President and General Counsel (“General Counsel”), in the case of a transaction involving an executive officer other than the CEO or the General Counsel (and/or such officer’s immediate family members); (2) to the CEO, in the case of a transaction involving the General Counsel (and/or such officer’s immediate family members); or (3) to the Governance Committee, in the case of a transaction involving the CEO, a director or a 5% stockholder (and/or such person’s immediate family members). In determining whether to approve a related party transaction, the appropriate approving body will consider, among other factors, the fairness of the proposed transaction, whether there are compelling business reasons to proceed, and whether the transaction would impair the independence of a non-management director or present an improper conflict of interest for a director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of his or her interest in the transaction, the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant. Transactions that are approved by the CEO and the General Counsel will be reported to the Governance Committee at its next meeting. The Governance Committee has authority to oversee our related party transactions policy and to amend it from time to time. In addition, the Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related party transaction and related issues. Our Related Party Transactions Policy is available on our website at www.gm.com/investors, under the heading “Corporate Governance.”

Juli A. Stephens, sister-in-law of Vice Chairman Thomas G. Stephens, and George T. Stephens, Mr. Stephens’s brother, are employed by General Motors LLC. Ms. Stephens and Mr. George Stephens each receive compensation of less than $176,000 per year, and receive salary and benefits comparable to those provided to other GM employees in similar positions.

David Bonderman is a founding partner of TPG, a private investment firm, whose affiliate invests in automobile dealerships in Asia representing various vehicle manufacturers. These investments include dealerships in China that sell Chevrolet and Buick brand vehicles under a distribution agreement with Shanghai General Motors Co., Ltd (“SGM”), a joint venture in which GM has a significant interest. Under the terms of SGM’s joint venture agreement, we do not control SGM’s distribution activities.

From December 2009 to February 2010, prior to becoming a GM employee Mr. Girsky served as Senior Advisor to the Office of the Chairman, for which he received salary stock units valued at $225,000 pursuant to our Salary Stock Plan at the time of the grants and reimbursement of his living expenses in Detroit, Michigan and travel expenses to and from Detroit, Michigan.

Robert Hertzberg, husband of director Cynthia A. Telles, is a partner in the global law firm of Mayer Brown LLP, which has provided legal representation to GM and Old GM in connection with various matters for many years. GM anticipates that it will continue to engage Mayer Brown LLP to provide legal counsel from time to time as appropriate. Mr. Hertzberg has not personally worked on any GM matters. In 2010, GM paid Mayer Brown LLP a total of approximately $190,000 for legal services.

In connection with the closing of the 363 Sale in July 2009, we entered into certain agreements and engaged in certain transactions with our stockholders the UST, Canada Holdings, the VEBA Trust, and MLC. On July 10, 2009, we entered into the UST Credit Agreement and assumed debt of $7.1 billion Old GM had previously incurred (the “UST Loans”). In addition, GM Canada entered into a loan agreement with an agency of the government of Canada and assumed a CAD $1.5 billion (equivalent to $1.3 billion when entered into) term loan maturing on July 10, 2015 (the “Canadian Loan”). Certain funds borrowed by Old GM of $16.4 billion were deposited in escrow, to be distributed to us at our request if certain conditions were met and returned to us after the UST Loans and the Canadian Loan were repaid in full. In July 2009, we made a partial pre-payment, reducing the UST Loans principal balance to $6.7 billion. In July 2009, we also issued notes to the VEBA Trust in the principal amount of $2.5 billion.

In December 2009 and March 2010 we made quarterly payments of $1.0 billion and $1.0 billion on the UST Loans, and through GM Canada, quarterly payments of $192 million and $194 million on the Canadian Loan. In April 2010, we used funds from our escrow account to repay in full the outstanding amount of the UST Loans of $4.7 billion. In addition, GM Canada repaid in full the outstanding amount of the Canadian Loan of $1.1 billion. Both loans were repaid prior to maturity. Following our repayment of the UST Loans and the Canadian Loan, our remaining funds of $6.6 billion that were held in escrow became unrestricted. In October 2010 we repaid in full the outstanding principal amount of the Voluntary Employee Benefit Association (“VEBA”) Notes plus accreted interest totaling $2.8 billion. In addition, in December 2010 we purchased 84 million shares of Series A Preferred Stock, held by the UST, for $2.1 billion.

In connection with the closing of the 363 Sale, we entered into a Transition Services Agreement (the “TSA”) with MLC. Pursuant to the TSA, we provide MLC with specified transition services and support functions in connection with their operation and ultimate liquidation in bankruptcy, and MLC provides specified transition services and support functions to us. The obligations to provide services will terminate at different times through December 31, 2013. The TSA specifies the usage fees for various types of services. During the year ended December 31, 2010, MLC paid $1 million to us pursuant to the TSA.

In connection with the closing of the 363 Sale, we and MLC also entered into leases (the “MLC Leases”) covering various manufacturing facilities retained by MLC for various periods through June 30, 2014. Under the MLC Leases, we pay fixed base rent for each facility. In addition, we pay all operating costs associated with our use of the properties throughout the lease term with respect to each facility. During the year ended December 31, 2010, we paid approximately $15 million in rent to MLC.

In connection with the 363 Sale, we would be obligated to issue additional shares of our Common Stock to MLC (the “Adjustment Shares”) if allowed general unsecured claims against MLC, as estimated by the bankruptcy court exceed $35.0 billion. The number of Adjustment Shares to be issued is calculated based on the extent to which estimated general unsecured claims exceed $35.0 billion, with the maximum number of Adjustment Shares of 30 million to be issued if estimated general unsecured claims total $42.0 billion or more.

On October 1, 2010 we acquired from MLC 100% of the outstanding equity interest of General Motors Strasbourg S.A.S. (“GM Strasbourg”) for a nominal payment and assumption of GM Strasbourg’s liabilities. GM Strasbourg is an entity engaged in the business of developing and manufacturing automatic transmissions for luxury and performance light automotive vehicles, which was retained by MLC in connection with the 363 Sale. MLC was unable to sell GM Strasbourg and upon notification of their plan to liquidate GM Strasbourg, we agreed to repurchase the entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require that our directors and executive officers and stockholders that own more than 10% of the Common Stock report to the SEC and the Company certain changes in ownership and ownership information within specified periods. Based upon information furnished by these persons, we believe that all required filings for 2010 were made in a timely manner.

EXECUTIVE COMPENSATION

Risk Assessment Process

During 2010, the Executive Compensation Committee (the “Compensation Committee”) met with the Vice Chairman and Chief Financial Officer in his capacity as chief risk officer to review and discuss the short-term and long-term risks that could threaten the value of the Company and GM’s compensation arrangements for NEOs and other employees in light of those risks. In November 2010, we appointed a new CRO who assumed the compensation risk assessment responsibilities previously performed by the Vice Chairman and Chief Financial Officer.

The assessments are intended to assure an appropriate balance between short-term and long-term business performance focus and between cash and non-cash incentives; to provide adequate current compensation for personal financial security; and to provide incentives to strive for greater team and individual contributions to the continued overall growth of the enterprise.

The 2010 semi-annual review was conducted on August 3, 2010, and the annual review was completed on March 14, 2011. At the conclusion of the annual review, the Compensation Committee determined that the 2010 compensation structure provides incentives for executives that appropriately balance risk and reward, and certified to the UST that the design of the incentive compensation structure for our NEOs does not encourage these individuals to take unnecessary or excessive risks that threaten the value of the Company.

Working in collaboration with the Special Master, we took the following risk considerations into account in developing incentive plans:

•	Incentive plan metrics are aligned with our business strategy;

•	Performance objectives are balanced with the quality and sustainability of such performance;

•	The full range of potential payouts under each plan is understood;

•	Payouts are capped;

•	Appropriate leverage and ratio of incentive compensation to salary and total compensation are established;

•	Performance, structure, and incentive plan opportunities are consistent with those of industry or peers;

•	The Compensation Committee may exercise discretion where appropriate;

•	Focus on long-term performance aligns with stockholder interests;

•	The recoupment policy provides for clawback of incentive payouts based on revised financials that would result in lower incentive payouts; and

•	The Compensation Committee reviews and discusses risk when considering incentive programs.

In conducting its reviews of the proposed compensation structure, including annual cash salary, the incentive compensation recoupment provision, and the limit on severance pay, the Compensation Committee found that:

•

The various performance and retention elements of the awards align the interests of the executives with the long-term health of the Company, the quality of earnings, the interests of stockholders, and the interests of the UST as a lender or investor;

•	The mix of cash and equity awards provides an appropriate balance between short-term and long-term risk and reward decisions; and

•

The incentive compensation recoupment feature supports the accuracy of our financial statements and encourages the executives to focus on maintaining accurate financial records and on complying with relevant accounting policies.

Executive Summary

Fiscal Year 2010 Corporate Performance

2010 was a year of significant accomplishments for General Motors, particularly in light of the historic challenges we faced in 2009. These accomplishments were in strategic and fundamental areas of the business, affirming our commitment to the U.S. and Canadian taxpayers and positioning us for long-term success.

•	We paid back our UST and Canadian government loans in full, with interest, ahead of schedule;

•

After reporting three consecutive quarters of profitability and positive cash flow, we completed one of the largest public offerings in history and our shares of Common Stock began trading on November 18, 2010 on the NYSE and Toronto Stock Exchange;

•	In 2010, annual revenue was $135.6 billion and net income attributable to common stockholders was $4.7 billion, resulting in diluted earnings per share of $2.89;

•

We experienced strong growth in emerging markets around the world, including record sales in China, India, Brazil, and elsewhere, and with our joint venture partner, we became the first global automaker to sell 2 million vehicles in China in a single year;

•	We acquired a new financing subsidiary in the U.S. and Canada, giving customers a more complete range of competitive financing options critical to our success;

•	We made solid progress with our advanced propulsion strategy and launched GM Ventures to identify and develop new technologies;

•

We surpassed our commitment to convert 50% of our global manufacturing sites to landfill-free status by the end of 2010 and now have 76 landfill-free facilities (52%), meaning all waste generated from normal operations is reused, recycled, or converted to energy; and

•	Most importantly, we introduced a strong portfolio of new vehicles including the award-winning Chevrolet Volt.

Incentive Compensation Programs

We could not have achieved these important successes without the dedicated efforts and contributions of our employees. The hard work and sacrifice required to maintain operational effectiveness and restore financial stability during very challenging economic times has laid a solid foundation for our future success and speaks to the exceptional capabilities of our employees. However, appropriately recognizing and rewarding these key contributors and competing with other large multinational employers to attract and retain fresh talent with critical skill sets is extremely difficult within the compensation constraints imposed by TARP regulations and the Special Master’s directives.

Although we have attempted to maintain a strong focus on performance recognition, the amount and structure of our executive compensation plans were strictly constrained by the TARP requirements and determinations of the Special Master. These determinations dictated the specific compensation structures, maximum amounts payable, and the form and timing of grants and payments for all 2010 compensation paid to our SEOs and next 20 most highly compensated employees. Most of our NEOs were in this group. In addition, the Special Master determined the structure (but not the specific compensation amounts) for our next 75 most highly compensated employees (i.e., limiting cash payments and increasing the proportion of total compensation paid in forms other than cash, especially long-term equity, and the design of incentive awards, including the mix of fixed versus variable compensation). As a result, the Committee’s decisions regarding pay for the NEOs and other Top 100 employees were limited to approving compensation awards up to the amount allowable by the Special Master.

As discussed more fully in the Compensation Discussion and Analysis (the “CD&A”) below, these constraints on both the form and amount of total compensation have resulted in our CEOs’ 2010 total compensation falling below the 25th percentile of compensation for CEOs of comparable companies in a year of strong operational performance and above target achievements. In addition, total compensation for three of our other NEOs is also below the 50th percentile for comparable positions.

Compensation Discussion and Analysis

The following section contains a discussion of our executive compensation programs and compensation decisions affecting our NEOs during the year ended December 31, 2010, and is intended to enhance and provide a basis for understanding the information appearing in the tables beginning on page 32. During 2010, our NEOs included the following individuals:

Daniel F. Akerson – Chairman & Chief Executive Officer

Edward E. Whitacre, Jr. – Former Chairman & Chief Executive Officer

Stephen J. Girsky – Vice Chairman, Corporate Strategy, Business Development, Global Product Planning & Global Purchasing and Supply Chain

Christopher P. Liddell – Former Vice Chairman & Chief Financial Officer

Thomas G. Stephens – Vice Chairman & Global Chief Technology Officer

David N. Reilly – GM Vice President & President, Europe

As an Exceptional Assistance Recipient under TARP, our compensation structure, including amounts, form, and timing, was subject to the limitations on executive compensation in the UST Loan, the requirements of the American Recovery and Reinvestment Act of 2009 (the “ARRA”), and the determinations of the Special Master. In general “TARP compliant” compensation structures for our SEOs and next 20 most highly compensated employees, including the NEOs, must be consistent with the following six general principles articulated by TARP regulations:

•	Risk — The compensation structure should avoid incentives to take unnecessary and excessive risk, e.g., should be paid over a time horizon that takes into account the appropriate risk horizon;

•	Taxpayer Return — The compensation paid should recognize the need for GM to remain viable and competitive, and to retain and recruit critical talent;

•	Appropriate Allocation — The structure should appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of long- and short-term pay elements;

•	Performance-Based Compensation — An appropriate portion of total compensation should be performance based over a relevant performance period;

•	Comparable Structures and Payments — Structures and amounts should be competitive with those paid to persons in similar positions at similarly situated companies; and

•	Employee Contribution to TARP Recipient Value — Compensation should reflect the current and prospective contributions of the individual employee to the value of the Company.

Total Compensation Framework

With these principles and the statutory requirements of ARRA in mind, the Special Master determined that the following standards must be applied in setting compensation for our NEOs:

•	Cash — Base salary should not exceed $500,000 per year, except in appropriate cases for good cause shown. Guarantees of “bonus” or “retention” awards are not permitted for NEOs;

•

Salary stock — comprises the majority of each NEO’s total annual compensation. SSUs vest immediately and are payable in three equal annual installments beginning on the first anniversary of the quarter in which they were deemed to have been granted since GM has commenced repayment of TARP obligations;

•

Long-term RSUs — which may not exceed one-third of total annual compensation are granted based on annual business performance. The RSUs will be forfeited unless the employee remains with the Company for at least three years following the grant, and will be delivered after the third anniversary date of the grant in 25% installments for each 25% of our TARP obligations that has been repaid; and

•

Benefits and perquisites — All “other” compensation and perquisites may not exceed $25,000 for NEOs except in exceptional circumstances for good cause shown, e.g., payments related to expatriate assignments. No severance benefits may be accrued or tax “gross-ups” paid, and no additional amounts under supplemental executive retirement plans or other “non-qualified deferred compensation” plans may be credited or accrued

Total annual compensation for our CEO was established in accordance with provisions set by the Special Master. In addition, total annual compensation for other SEOs and the next 20 most highly compensated employees was targeted at the 50th percentile of total compensation provided to persons in similar positions or roles at similar companies. All incentives paid to these executives are subject to recovery or clawback if payments are later found to be based on materially inaccurate financial statements or other materially inaccurate performance metrics, or if the executive is terminated due to any misconduct that occurred during the period in which the incentive was earned.

Objectives and Elements of Our Compensation Program

Historically, our compensation philosophy has been based on the following principles:

•	Recognizing both Company and individual performance;

•	Aligning long-term interests of our senior employees with those of our stockholders;

•	Attracting, rewarding, and retaining critical leadership and technical talent; and

•	Fostering a culture of ownership and accountability.

As discussed in the section entitled “Committees of the Board of Directors,” beginning on page 18, the Compensation Committee now must balance the need to provide competitive compensation and benefits with the requirements of TARP regulations. Working within the parameters set by the Special Master, the Compensation Committee reviewed and approved corporate goals and objectives related to compensation and set individual compensation amounts for the Chairman and CEO and NEOs.

Assessing Compensation Competitiveness

During 2010, we conducted our annual evaluation of compensation competitiveness to assess compensation opportunities provided by other large companies. We generally set our total compensation targets at the median of the comparator group for each position. We do not limit this comparator group to our industry alone because compensation information is not available from most of our major competitors. We also believe it is important to understand the compensation practices for NEOs at other U.S.-based multinationals as they affect our ability to attract and retain diverse talent around the globe.

During 2010, we used a comparator group of 23 companies whose selection was based on the following criteria:

•	Large Fortune 100 companies (annual revenue from $21.0 billion to $383.2 billion);

•	Complex business operations, including significant research and development, design, engineering, and manufacturing functions with large numbers of employees;

•	Global enterprises; and

•	Broad representation across several industries of companies that produce products, rather than services.

2010 Comparator Companies

Company	GICS Category (a)	Company	GICS Category (a)
Ford Motor Company	Consumer Discretionary	Archer Daniels Midland Company	Consumer Staples
Johnson Controls Inc.	Consumer Discretionary	PepsiCo, Inc.	Consumer Staples
Dell Inc.	IT	The Procter & Gamble Company	Consumer Staples
Hewlett-Packard Company	IT	Chevron Corporation	Energy
International Business Machines Corporation	IT	ConocoPhillips	Energy
The Boeing Company	Industrial	Exxon Mobil Corporation	Energy
Caterpillar Inc.	Industrial	Abbott Laboratories	Health Care
General Electric Company	Industrial	Johnson & Johnson	Health Care
Honeywell International Inc.	Industrial	Pfizer Inc.	Health Care
Lockheed Martin Corporation	Industrial	Alcoa, Inc.	Materials
United Technologies Corporation	Industrial	E.I. du Pont De Nemours & Company	Materials
		The Dow Chemical Company	Materials

(a)	Global Industry Classification Standard comprised of ten major business sectors.

2010 Compensation for Named Executive Officers

Our new leadership team was selected for their strategic orientation and ability to implement decisions quickly and effectively. During 2010, representatives of management and the Compensation Committee met personally and participated in numerous telephonic discussions with the Special Master to establish compensation, benefit, and incentive plans that comply with ARRA and the additional restrictions imposed by the Special Master. Based on the compensation objectives and elements described above, and in cooperation with the Special Master, 2010 compensation was established for our NEOs as described below and in the tables that follow this section.

We also reviewed competitive data in developing our total annual compensation recommendations for our NEOs. However, as a result of the constraints imposed by ARRA and the Special Master’s additional rules, the total target compensation for both CEOs in 2010 fell in the lowest quartile of compensation for CEOs of comparable companies. These constraints also impeded our ability to reward our other NEOs for a year of strong operational performance and above target achievement, and total compensation for our other NEOs is also generally below median compensation for comparable positions as described below.

2010 NEO Annual Target Compensation Structure (a)

	Cash Salary	SSUs	RSUs	Total	Percentile
	($)	($)	($)	($)
Daniel F. Akerson	1,700,000	5,300,000	2,000,000	9,000,000	Below 25	th
Edward E. Whitacre, Jr.	1,700,000	5,300,000	2,000,000	9,000,000	Below 25	th
Stephen J. Girsky	500,000	3,000,000	1,500,000	5,000,000	Below 50	th
Christopher P. Liddell	750,000	3,450,000	2,000,000	6,200,000	Above 50	th
Thomas G. Stephens	900,000	3,373,700	2,000,000	6,273,700	Below 50	th
David N. Reilly	800,000	1,333,250	1,000,000	3,133,250	Below 50	th

(a)	Note: Actual compensation amounts paid or earned by the NEOs during fiscal year 2010 are reflected in the totals that are included in the “2010 Summary Compensation Table” on page 36.

Base Salaries, Salary Stock Units, and Restricted Stock Units

We relied on our comparator information for similar positions to support our recommendations for setting the base salary for each NEO. As noted above in our discussion of TARP requirements and Special Master proscriptions, cash base salaries for NEOs of TARP Exceptional Assistance Recipients are not allowed to exceed $500,000 per year, except in appropriate cases approved by the Special Master for good cause shown, e.g., the retention of critical talent and competitive compensation data for individuals in comparable positions.

In addition to base salary, the Special Master prescribed SSUs and RSUs. Compensation structures utilized by our comparator companies consist of both annual and long-term incentives based on achievement of significant business measures over varying time horizons. However, recommendations for the amount of SSUs and RSUs which are a part of each NEO’s structure were based on a combination of the Special Master’s rules and individual circumstances rather than competitive benchmarking. SSUs are not a competitive form of compensation and are not included in the structures of any of our competitor companies.

Pursuant to the Special Master’s directives, the SSUs were granted to NEOs in lieu of a portion of their total annual compensation with settlement thereof tied to commencing repayment of our TARP obligations. SSUs are determined as a dollar amount through the date the salary is earned, accrued at the same time as the salary would otherwise be paid, and vest immediately upon accrual, with the number of SSUs (granted on or after December 31, 2010) based on the average of the high and low trading price of Common Stock on the date of each quarterly grant.

Our NEOs are not allowed to participate in typical types of incentive plans, and we may grant only a limited number of RSUs whose design complies with ARRA requirements. RSUs were awarded to NEOs on March 15, 2010 under the General Motors Long-Term Incentive Plan (the “LTIP”). The awards were granted in recognition of the achievement of 2009 Operating Cash Flow (“OCF”) performance. As discussed below, the RSUs will vest on the third anniversary of the grant date provided that the executive remains continuously employed with GM through that date. RSUs will be settled when they vest except that, until all of our TARP aggregate financial obligations have been repaid, vested awards will be settled in increments of 25% for each 25% of the TARP aggregate financial obligations that have been repaid. Each RSU represents one share of Common Stock upon settlement.

As part of our recovery plan, the 2009 OCF target before Special Items for the last six months of 2009 was set at a cash flow of ($6.0) billion. The Special Items excluded from cash flow from operations were the impact of discretionary pension and health care contributions, restructuring payments, and capital spending. This objective performance criterion was developed and reviewed in consultation with the Special Master. At that point in our operations, the only financial metrics available were derived from financial statements prepared for post-bankruptcy operations and prior to the preparation of financial statements on a Generally Accepted Accounting Principles (“GAAP”) fresh-start basis. Notwithstanding that the financial target was expressed in non-GAAP pre-fresh-start measures, it was clear to us and agreed to by the Special Master that the OCF target had been exceeded based on year-end OCF results of ($2.5) billion. Although we significantly exceeded our OCF goal, the grants to certain NEOs made on March 15, 2010, were based on the target level (100%) of performance, which was also the maximum amount payable.

Mr. Akerson was hired as CEO, replacing Mr. Whitacre, on September 1, 2010. He received no cash salary or SSU grant for the period prior to September 1, 2010, as he was not an employee of the Company. His compensation prior to September 1, 2010 was paid in the form of a director’s retainer as described in the “2010 Summary Compensation Table” on page 36.

Mr. Whitacre received no cash salary or SSU grant after September 1, 2010, as he was not an employee of the Company during the remainder of 2010. His compensation after September 1, 2010, was paid in the form of a director’s retainer and Chairman’s fees as described in the “2010 Summary Compensation Table” on page 36.

Mr. Liddell was hired on January 1, 2010 and, with the concurrence of the Special Master, his compensation structure was specially designed to be competitive with that offered by his previous employer, a Fortune 50 company. Details of his compensation agreement are described in the section below titled “Employment Agreements.” Mr. Liddell resigned from his position with the Company effective April 1, 2011.

“Other” Compensation, Benefits, and Perquisites

The Special Master determined that no more than $25,000 in total “other” compensation and perquisites may be provided to NEOs, absent exceptional circumstances for good cause shown. Payments related to expatriate assignments are not included in this total. Detailed disclosure of these items for the NEOs appears in footnote (9) of the “2010 Summary Compensation Table” on page 36, and any exceptions to this guideline were reviewed and approved by the Special Master.

The Special Master and TARP regulations require additional limitations which cause our programs to exclude what market-based surveys indicate are competitive practices. 2010 accruals for non-qualified supplemental executive retirement and deferred compensation plans for NEOs ceased as described in footnote (9)(ii) of the “2010 Summary Compensation Table” on page 36; severance payments to which a NEO becomes entitled in the future may not take into account any salary increase or payment of salary stock awarded during 2010; and none of the NEOs may receive a severance payment of any kind during the TARP period.

Stock Ownership

Under the direction of the Special Master, the annual compensation planned and delivered to our NEOs during 2010 includes a substantial portion in share units (including both SSU and RSU grants) as shown in the table below. These share units derive their value directly from the performance of our Common Stock. In addition to receiving a substantial portion of their compensation in equity, our U. S.-based NEOs have also purchased shares of Common Stock during and after the Public Offering. We believe it is important to align the interests of senior executives with those of our stockholders and will continue to review stock ownership.

Name	Shares Purchased	Compensation Share Units		Value on December 31, 2010 ($36.86)
				($)
Daniel F. Akerson	20,000	60,584		2,970,326
Edward E. Whitacre, Jr.	15,400	196,377		7,806,100
Stephen J. Girsky	6,300	157,957		6,054,513
Christopher P. Liddell	800	278,421	(a)	10,292,086
Thomas G. Stephens	800	255,111		9,432,879
David N. Reilly	0	129,647		4,778,788

(a)	Includes RSU grant of 111,153 shares forfeited on April 1, 2011.

Employment Agreements

We had no employment agreements with Messrs. Stephens or Reilly that provided them with special compensation arrangements. In addition, we do not maintain any plan providing benefits related to a change-in-control of the Company, and none of our current incentive plans contain such provisions. Employment arrangements with Messrs. Akerson, Whitacre, Girsky, and Liddell are discussed in the section entitled “Employment Agreements and Arrangements” on page 45.

Recoupment Policy on Incentive Compensation

On September 8, 2009, our Board reaffirmed and expanded our policy regarding the recoupment of incentive compensation paid to executive officers in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct and posted it on our website, www.gm.com/investors, consistent with the requirements for TARP recipients. Our recoupment policy now provides that if our Board or an appropriate committee thereof has determined that any bonus, retention award, or incentive compensation has been paid to any SEO or any of the next 20 most highly compensated employees of the Company based on materially inaccurate misstatement of earnings, revenues, gains, or other criteria, the Board or Compensation Committee shall take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence. For this purpose, a financial statement or performance metric shall be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or performance metrics. We will continue to review our policy to assure that it is consistent with evolving best practices and SEC and NYSE requirements.

Luxury Expense Policy

As required by TARP regulations, we have adopted a luxury expense policy and posted it on our website www.gm.com/investors, under “Corporate Governance” and then “General Motors Expense Policy”. The policy’s governing principles establish expectations for every business expense, embodying the integrity and values that promote the best interests of the enterprise.

Luxury or excessive expenditures are not reimbursable by GM under the policy. Such expenditures may include, but are not limited to expenditures on entertainment or events, office and facility renovations, aviation, transportation services, or other activities or events that are not reasonable expenditures for staff development, performance incentives, or other similar measures conducted in the ordinary course of business operations. Guidelines relating to transportation expenses are discussed in the section entitled “Personal Benefits” on page 38.

Tax Considerations

As a recipient of TARP funds, 2010 base salaries for NEOs, up to an individual maximum of $500,000, were tax deductible. We may not take a tax deduction for performance-based incentive awards or other compensation for NEOs.

Corporate Governance, Risk Assessment, and Say-On-Pay

Our Compensation Committee is composed entirely of independent directors as determined by the Board under NYSE guidelines, and as defined for various regulatory purposes. The Compensation Committee is assisted in its work by an independent compensation consultant who takes direction directly from and is solely responsible to the Compensation Committee, and is also aided in its deliberations by its own independent outside legal counsel.

In addition to implementing the governance protections described above, the Compensation Committee has adopted a compensation risk assessment process which may be found on page 27 of this proxy statement.

Finally, at the annual meeting, the Board will submit a proposal enabling stockholders to provide direction and feedback on our executive compensation policies and practices. The Say-on-Pay proposal may be found on page 48 of this proxy statement. Stockholders have the opportunity to cast a non-binding advisory vote which as a TARP company we must provide annually on the compensation programs for our NEOs. Our Board of Directors intends to review this feedback and evaluate any significant stockholder concerns as it considers future compensation planning proposals.

2011 Compensation for Named Executive Officers

We have developed our 2011 compensation structure for our NEOs pursuant to the provisions of the UST Loans, Special Master Determinations, and TARP statute and regulations. The elements of these plans are based on the same principles as our 2010 plans.

With these principles as a foundation, we will again compensate our NEOs with cash salary, SSUs, and RSUs in recognition of 2011 annual business performance, consistent with proportions and guidelines utilized in our 2010 plans and limitations imposed by the Special Master.

On January 1, 2011, with the departure of Mr. Whitacre, Mr. Akerson became Chairman in addition to his position as CEO. He does not receive any additional compensation for this position.

On March 7, 2011, Mr. Liddell informed us that he would resign as Vice Chairman and Chief Financial Officer effective April 1, 2011. Mr. Daniel Ammann, former Vice President, Finance and Treasurer, was appointed Senior Vice President and Chief Financial Officer effective April 1, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A and, based on that review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference in the GM 2010 Annual Report on Form 10-K.

Under the terms of the UST Loans the Compensation Committee is required to review the incentive compensation arrangements of our NEOs with the senior risk officer within 120 days of the completion of each fiscal year in which the loan remains outstanding to ensure that the incentive compensation arrangements for these officers do not encourage them to take unnecessary and excessive risks that may threaten the value of the company.

In addition, the Compensation Committee is also required to review employee compensation plans, make all reasonable efforts to eliminate unnecessary risks that the plans may pose to GM, and eliminate any features of these plans that would encourage the manipulation of GM’s reported earnings to enhance the compensation of any employees.

The 2010 annual review was completed on March 14, 2011, and a discussion of our review process is included under the section entitled “Risk Assessment Process” on page 27.

Executive Compensation Committee

E. Neville Isdell (Chair)

David Bonderman

Patricia F. Russo

Carol M. Stephenson

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (6)	Option Awards (7)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8)	All Other Compen- sation (9)	TOTAL
		($)	($)	($)	($)	($)	($)	($)	($)
Daniel F. Akerson (1) Chairman & CEO	2010	566,667	—	1,766,664	—	0	0	194,088	2,527,419

Edward E. Whitacre, Jr. (2)	2010	1,133,333	—	3,533,330	—	0	0	336,417	5,003,080
Former Chairman & CEO	2009	0	—	0	—	0	0	181,308	181,308

Stephen J. Girsky (3) Vice Chairman, Corporate Strategy, Business Development, Global Product Planning & Global Purchasing and Supply Chain	2010	416,667	—	3,225,000	—	0	6,782	63,609	3,712,058

Christopher P. Liddell (4) Former Vice Chairman & CFO	2010	747,596	—	5,450,000	—	0	0	27,545	6,225,141

Thomas G. Stephens	2010	900,000	—	4,390,370	—	0	295,772	37,719	5,623,861
Vice Chairman & Global Chief Technology Officer	2009	1,087,500	—	945,833	—	0	0	78,785	2,112,118
	2008	970,833	—	1,375,000	637,875	0	644,300	140,621	3,768,629
David N. Reilly (5) GM Vice President & President, Europe	2010	804,398	—	1,985,681	—	0	0	347,747	3,137,826

(1)	Mr. Akerson was elected Chairman on January 1, 2011. He was named CEO on September 1, 2010. He has been a member of the Board of Directors since July 24, 2009. The compensation shown in “All Other Compensation” includes fees paid to him for his service as a non-employee director and committee Chair through August 31, 2010.
(2)	Mr. Whitacre was Chairman and CEO until September 1, 2010, and remained on the Board of Directors as Chairman until he stepped down on January 1, 2011. The compensation shown in “All Other Compensation” includes the amount paid to him for his service as a non-employee director and Chairman fees during 2010.
(3)	Mr. Girsky was named Vice Chairman on March 1, 2010. He has been a member of the Board of Directors since July 10, 2009. His March 31, 2010 SSU grant made in recognition of his service as Senior Advisor to the Office of the Chairman is included in “Stock Awards” and the compensation shown in “All Other Compensation” includes fees paid to him for his service as a non-employee director through February 28, 2010.
(4)	Mr. Liddell joined GM on January 1, 2010 and resigned from GM effective April 1, 2011.
(5)	Mr. Reilly’s compensation, which is paid in British Pounds, has been converted to U.S. dollars, applying a monthly foreign exchange spot rate as provided by Reuters. Amounts shown elsewhere in this proxy statement were converted using a 365-day average foreign currency exchange rate.
(6)	For 2010 and 2009, the amounts shown in this column reflect the value of SSUs and RSUs at their grant dates to each of the NEOs. Individual grants are discussed in the “Grants of Plan Based Awards” table on page 39. We describe the valuation assumptions used in measuring the expense in Note 31 to the consolidated financial statements, “Stock Incentive Plans” in our Annual Report on Form 10-K. SSUs were awarded to NEOs in lieu of a portion of total annual cash compensation based on the most current value of the Company as determined by an independent third party through the September 30, 2010 grant date. SSUs awarded on December 31, 2010, were based on the average of the high and low trading price of Common Stock on the NYSE as of that date.

The 2008 awards include cash-settled Restricted Stock Units (“CRSUs”) granted by Old GM to Mr. Stephens under the 2007 GM Cash-Based Restricted Stock Unit Plan. These awards are included here at their grant date fair value of $925,000, but have no current value as we did not assume them following bankruptcy on July 10, 2009. The 2008 awards also include Stock Performance Plan awards granted by Old GM for the performance periods 2008-2010 under the Old General Motors 2007 Long-Term Incentive Plan. These awards are shown here at their fair value on the grant date of $450,000, but have no current value as we did not assume them from MLC on July 10, 2009.

(7)	Stock options granted by Old GM to the NEOs under the Old General Motors 2007 Long-Term Incentive Plan. These awards have no current value as we did not assume them following bankruptcy on July 10, 2009. We describe the valuation assumptions used in measuring the expense in Note 31 to the consolidated financial statements, “Stock Incentive Plans” in the Annual Report on Form 10-K.
(8)	These amounts represent the actuarial increase or decrease in the present value of the executive’s accrued benefit for 2010 attributed to year-over-year variances in applicable discount rates, lump sum interest rate, mortality rates, and employer contributions to tax-qualified and non-qualified plans as described in the section entitled “Pension Benefits and Retirement Programs Applicable to Executive Officers on page 41.” Mr. Reilly participates in the Vauxhall Motors Pension Plan (the “VMP”) and his pension calculations are based on data and assumptions for that plan. His pension value actuarially decreased in the amount of ($220,404) but as required by proxy reporting guidelines, the decrease is not reflected here.
(9)	Totals for amounts reported as “All Other Compensation” are described below.

All Other Compensation

	Daniel F. Akerson	Edward E. Whitacre, Jr.	Stephen J. Girsky	Christopher P. Liddell	Thomas G. Stephens	David N. Reilly
	($)	($)	($)	($)	($)	($)
Perquisites & Other Personal Benefits (i)	17,264	13,422	14,302	18,792	17,520	8,354
Employer Contributions to Savings Plans (ii)	9,800	9,800	9,800	7,300	4,000	0
Life Insurance and Death Benefits (iii)		13,075	384	1,453	16,199	0
Relocation, Foreign Service Related Living Allowances, and Cost Reimbursements (iv)	13,571	0	0	0	0	323,603
Other (v)	153,453	300,120	39,123	0	0	15,790

Total All Other Compensation	194,088	336,417	63,609	27,545	37,719	347,747

(i)	See “Personal Benefits” table on page 38 for additional information.
(ii)	Includes employer contributions to tax-qualified savings benefit plans. Pursuant to regulatory provisions for TARP recipients, no employer contributions have been made to non-qualified savings plans for NEOs after December 11, 2009. For Messrs. Akerson, Whitacre, Girsky, and Liddell, amounts also include tax-qualified retirement plan contributions. Mr. Reilly does not participate in these U.S.-based savings or retirement plans.
(iii)

Includes both Supplemental Life Benefits Program (“SLBP”) costs and Group Variable Universal Life (“GVUL”) insurance premiums. SLBP provides a cash benefit paid upon the death of an active U.S. executive at three times annual salary for executives appointed prior to January 1, 1989 and two times annual salary for executives appointed on January 1, 1989 or later. No income is imputed to the executive and the benefit is taxable as ordinary income to survivors when paid. The associated incremental cost reflects amounts contained in the U.S. Internal Revenue Service Table 1 for insurance premiums at comparable coverage limits based on the executive’s age. SLBP benefits for active executives were eliminated on May 1, 2010, and replaced with GVUL insurance. Company paid GVUL premiums are computed using annual salary and mortality rates and the amounts included here represent the cost of the portion in excess of the amount provided for all salaried employees (two times annual salary). Employees are responsible for any ordinary income taxes which result from the cost of the GM-paid premium amount. Mr. Reilly does not participate in this U.S.-based plan.
(iv)	Includes certain relocation expenses made pursuant to GM policy in the amount of $13,571 for Mr. Akerson for moving his residence to Detroit, Michigan and foreign service related living allowances for Mr. Reilly. Mr. Akerson’s move was completed in 2011 and any additional relocation related expenses will be included in Company paid costs and expenses for 2011 and reported in the 2012 proxy statement.
(v)	Includes the following other items: for Mr. Akerson, $153,333 non-employee director annual retainer and committee Chair fees and $120 directors’ personal accident insurance premium; for Mr. Whitacre, $300,000 Chairman and non-employee director annual retainer fees and $120 directors’ personal accident insurance premium; and for Mr. Girsky, $33,333 non-employee director annual retainer fees, $5,670 Opel Supervisory Board fee, and $120 directors’ personal accident insurance premium. The amount shown for Mr. Reilly reflects pension allowances elected under the provisions of the United Kingdom pension plans and suspended pursuant to regulatory provisions for TARP recipients.

Personal Benefits

Amounts shown below for personal benefits include the incremental costs for executive security services and systems, the executive company vehicle program, executive health evaluations, and financial counseling.

We do not maintain any private passenger aircraft or any interest in such aircraft, or private passenger aircraft leases.

	Daniel F. Akerson	Edward E. Whitacre, Jr.	Stephen J. Girsky	Christopher P. Liddell	Thomas G. Stephens	David N. Reilly
	($)	($)	($)	($)	($)	($)
Security (i)	6,740	0	0	0	0	405
Company Vehicle Program (ii)	10,524	13,422	13,672	11,092	6,708	6,949
Financial Counseling (iii)	0	0	0	7,700	9,000	0
Medical Evaluations (iv)	0	0	630	0	1,812	1,000

Total	17,264	13,422	14,302	18,792	17,520	8,354

(i)	Amounts include the actual costs of residential security systems installation and monitoring for Mr. Akerson and system monitoring costs for Mr. Reilly.
(ii)	Includes the incremental cost of cars and drivers provided by the Company on occasion and incremental cost to maintain the executive company vehicle program fleet that is allocated to each executive and includes lost sales opportunity and incentive costs, if any; fuel, maintenance, and repair costs; insurance claims, if any; licensing and registration fees; and use taxes. Executives electing to participate in the program are required to purchase or lease at least one GM vehicle every four years and asked to evaluate the vehicles they drive, thus providing feedback about our products. Participants are required to pay a monthly administration fee of $300 and are charged with imputed income based on the value of the vehicle they choose to drive. Taxes assessed on imputed income are the responsibility of the participant. Messrs. Akerson’s, Whitacre’s, and Girsky’s vehicles were provided under the provisions of the vehicle program for directors.
(iii)	Costs associated with financial counseling and estate planning services with one of several approved providers.
(iv)	Cost of medical services incurred by the Company in providing executive health evaluations with one of several approved providers.

2010 Grants of Plan Based Awards

As a TARP recipient under the jurisdiction of the Special Master, GM adopted the General Motors Company Salary Stock Plan (the “SSP”). From March 31 through September 30, 2010, SSUs were granted to NEOs based on the most current valuation of the Company as determined by an independent third party, which was prepared December 31, 2009 ($17.99). After November 18, 2010, SSUs were valued based on the average of the high and low trading price of Common Stock. SSUs are non-forfeitable and will be paid in three equal installments at each of the first, second, and third anniversary of the grant date as we commenced repayment of TARP obligations.

Under the LTIP, 2010 awards consist of RSUs awarded to NEOs on March 15, 2010, based on a valuation of $17.99. Awards were, when granted, subject to forfeiture for three years and conditioned upon repayment of aggregate financial assistance under TARP. After March 15, 2013, awards will settle ratably with each 25% of TARP aggregate financial assistance that is repaid.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel F. Akerson	SSU	9/30/2010	9/1/2010							24,549			441,666
	SSU	12/31/2010	9/1/2010							36,035			1,324,998

										60,584			1,766,664

Edward E. Whitacre, Jr.	SSU	3/31/2010	3/2/2010							73,641			1,325,000
	SSU	6/30/2010	3/2/2010							73,641			1,324,998
	SSU	9/30/2010	3/2/2010							49,095			883,332

										196,377			3,533,330

Stephen J. Girsky (2)	SSU	3/31/2010	3/2/2010							54,189			975,000
	SSU	6/30/2010	3/2/2010							41,685			750,000
	SSU	9/30/2010	3/2/2010							41,685			750,000
	SSU	12/31/2010	3/2/2010							20,398			750,000

										157,957			3,225,000

Christopher P. Liddell (3)	SSU	3/31/2010	3/2/2010							47,937			862,500
	SSU	6/30/2010	3/2/2010							47,937			862,500
	RSU	6/30/2010	6/28/2010				83,365	111,153	111,153				2,000,000
	SSU	9/30/2010	3/2/2010							47,937			862,500
	SSU	12/31/2010	3/2/2010							23,457			862,500

										167,268			5,450,000

Thomas G. Stephens (4)	RSU	3/15/2010	3/2/2010					56,505	56,505				1,016,667
	SSU	3/31/2010	3/2/2010							46,875			843,425
	SSU	6/30/2010	3/2/2010							46,875			843,426
	SSU	9/30/2010	3/2/2010							46,875			843,426
	SSU	12/31/2010	3/2/2010							22,938			843,426

										220,068			4,390,370

David N. Reilly (4)	RSU	3/15/2010	3/2/2010					36,261	36,261				652,433
	SSU	3/31/2010	3/2/2010							18,525			333,312
	SSU	6/30/2010	3/2/2010							18,525			333,312
	SSU	9/30/2010	3/2/2010							18,525			333,312
	SSU	12/31/2010	3/2/2010							9,065			333,312

										100,901			1,985,681

(1)	Unless otherwise noted, on March 2, 2010 the Compensation Committee took action to approve equity award grants to be made on various quarterly payment dates subject to the approval of the Special Master. The price was based on the most current company valuation as determined by an independent third party, which occurred on December 31, 2009. The unit value of the March 31, June 30, and September 30, 2010 grants was $17.99, based on the December 31, 2009 valuation. The price of the December 31, 2010 grant was $36.77 based on the average of the high and low trading price of Common Stock on the NYSE on the grant date.
(2)	Mr. Girsky’s March 31, 2010 grant includes 12,507 SSUs made in recognition of his service as Senior Advisor to the Office of the Chairman for the period December 2009 to February 2010.
(3)	Mr. Liddell’s RSU grant under the LTIP on June 30, 2010, was made pursuant to the terms of his employment agreement, and was also developed and reviewed in consultation with the Special Master. Payment of this award was contingent upon achievement of 2010 OCF performance and repayment of TARP obligations. This grant was forfeited upon his resignation from the Company effective April 1, 2011.
(4)	RSUs were granted on March 15, 2010, in recognition of 2009 OCF performance, at the target amount, which was also the maximum amount payable.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards					Stock Awards (1)
										Equity
										Incentive
										Plan
										Awards:
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units, of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Christopher P. Liddell(2)						6/30/2010			111,153	4,097,100

Thomas G. Stephens						3/15/2010			56,505	2,082,774

David N. Reilly						3/15/2010			36,261	1,336,580

(1)	These amounts reflect RSU grants that vest as described above. The awards are valued based on the closing price of Common Stock on December 31, 2010 ($36.86). Messrs. Akerson, Whitacre, and Girsky did not receive RSU grants during 2010.
(2)	Mr. Liddell resigned from his position effective April 1, 2011, and as a result, this RSU grant was forfeited on that date.

Pension Benefits and Retirement Programs Applicable To Executive Officers

Pension benefits for most of our U.S. executives may be from both a tax-qualified plan that is subject to the requirements of the Employee Retirement Income Security Act (“ERISA”) and from a non-qualified plan that provides supplemental benefits. We assumed both plans in connection with the 363 Sale. Tax-qualified benefits are pre-funded and paid out of the trust assets of the General Motors Retirement Program for Salaried Employees (the “SRP”) for executives with a length of service date prior to January 1, 2001 (which, for purposes of the SRP, includes service at Old GM). For executives with a length of service date between January 1, 2001 and December 31, 2006, tax-qualified benefits are pre-funded and paid out of the trust assets of the SRP for service prior to January 1, 2007 and are paid out of the General Motors Retirement Savings Plan for Salaried Employees in the United States (the “RSP”), formerly named the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the “S-SPP”) prior to January 1, 2011, for service after December 31, 2006. For executives with a length of service date on or after January 1, 2007, all tax-qualified benefits are paid out of the RSP. Non-qualified benefits are not pre-funded and are paid out of our general assets. Benefit accruals and company contributions under GM’s non-qualified pension plan and deferred compensation plans have been suspended for SEOs and certain most highly compensated employees since December 11, 2009.

U.S. executive employees must be at least age 55 with a minimum of ten years of eligible service to be vested in the U.S. non-qualified General Motors Executive Retirement Plan (the “ERP”), and must have been an executive employee on the active payroll of Old GM as of December 31, 2006 to be eligible for any frozen accrued non-qualified ERP benefit.

Effective for service rendered on and after January 1, 2007, non-qualified retirement benefits for executive employees are determined under one of two methods, depending on an executive’s length of service date. Executives retiring on and after January 1, 2007 will have all vested non-qualified retirement benefits (benefits accrued both before and after January 1, 2007) paid as a five-year annuity. Should the executive die within the five-year period, any remaining five-year annuity payments will be converted to a present value lump sum for payment to the executive’s surviving spouse or, in the event there is no surviving spouse, the executive’s estate. Should an executive die prior to retirement, any vested non-qualified benefits will be converted to a present value lump sum for payment to the executive’s surviving spouse or, in the event there is no surviving spouse, the executive’s estate. The interest rate used in determining the non-qualified five-year annuity retirement benefits referenced above is the average of the 30-year U.S. Treasury Securities Rate for the month of July and is determined annually. This annual interest rate is then effective for retirements commencing October 1 through September 30 of the succeeding year.

For executives with a length of service date prior to January 1, 2001, retirement benefits are calculated using a 1.25% Career Average Pay formula. Tax-qualified benefits will accrue for such executives with respect to the total of actual base salary plus eligible General Motors Company Short Term Incentive Plan (the “STIP”) or previous General Motors Annual Incentive Plan (the “AIP”) final awards received while employed as an executive for service on and after January 1, 2007 equal to 1.25% of base salary plus eligible STIP or previous AIP final awards received up to the U.S. Internal Revenue Code (the “IRC”) 401(a)(17) compensation limit. Non-qualified benefits will accrue for such executives with respect to the total of actual base salary plus eligible STIP or previous AIP final awards received in excess of the IRC 401(a)(17) compensation limit. Eligible STIP or previous AIP final awards are defined as those paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. Pro-rata annual incentive awards attributable to the year of retirement are not used in the calculation of any non-qualified benefits.

For executives with a length of service date on or after January 1, 2001, retirement benefits are accumulated using a 4% defined contribution formula. Tax-qualified benefits are accrued for such executives with respect to the total of actual base salary and eligible STIP or previous AIP final awards received while employed as an executive for service on and after January 1, 2007, consisting of company contributions equal to 4% of base salary and eligible STIP or previous AIP final awards received up to the IRC 401(a)(17) compensation limit. Non-qualified benefits are accrued for executive service on or after January 1, 2007 consisting of notional contributions equal to 4% of base salary and eligible STIP or previous AIP final awards received in excess of the IRC 401(a)(17) compensation limit. Eligible STIP or previous AIP final awards are defined as those paid with respect to annual incentive compensation performance periods commencing on and after January 1, 2007. Pro-rata annual incentive awards attributable to the year of retirement are not used in the calculation of any non-qualified benefits. The notional contributions are credited into an unfunded individual defined contribution account for each executive. These individual accounts are credited with earnings based on investment options selected by the executive from a list approved by the Compensation Committee.

Pension Benefits

(a)	(b)	(c)	(d)	(e)	(f)
Name	Plan Name	Number of years of Eligible Credited Service as of December 31, 2010 (1)	Present Value of Accumulated Benefit (2)	Annual Lifetime or Five-Year Annuity Payable Under GM Pension Plans	Payments During Last Fiscal Year
			($)	($)	($)
Daniel F. Akerson (3)	ERP	0.33	—	—	—
Edward E. Whitacre, Jr. (3)	ERP	0.67	—	—	—
Stephen J. Girsky (3)	ERP	0.83	6,782	—	—

			6,782
Christopher P. Liddell (3)	ERP	1.00
Thomas G. Stephens (4)	SRP	41.83	1,757,183	128,344	—
	ERP	41.83	6,925,057	1,545,415	—

			8,682,240	1,673,759
David N. Reilly (5)	VMP	30.92	6,770,282	N/A	—

(1)	Eligible service recognizes credited service under the frozen qualified SRP, in addition to service under the new plan formulas. The 35-year cap on ERP service used in calculating the frozen accrued ERP benefits still applies. Mr. Reilly’s eligible service includes frozen benefit service under the VMP.
(2)	The present value of the SRP benefit amount shown takes into consideration the ability to elect a joint and survivor annuity form of payment. For SRP and ERP benefits, the present value represents the value of the benefit accrued through December 31, 2010 and payable at age 60 (or immediately if over age 60). Benefits and present values reflect the provisions of the SRP and ERP as of December 31, 2010. Present values shown here are based on the mortality and discount rate assumptions used in the December 31, 2010 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 715, “Compensation—Retirement Benefits,” disclosures contained in Note 20, “Pensions and Other Postretirement Benefits”, to the consolidated financial statements in our Annual Report on Form 10-K.
(3)	Tax qualified retirement benefits for Messrs. Akerson, Whitacre, Girsky, and Liddell are accumulated using the 4% defined contribution formula and are included in the “All Other Compensation” table on page 37. Pursuant to TARP regulations, ERP accruals were not permitted for Messrs. Akerson, Whitacre, and Liddell during 2010 because they were SEOs and among the Top 25 most highly compensated employees. ERP benefits were accrued for Mr. Girsky in the amount shown in column (d) as he was not an SEO during 2010 and the ERP amount in column (d) represents his accumulated benefit under the 4% defined contribution formula, valued and payable at age 60 as a five-year annuity form of payment. Mr. Girsky is not eligible to retire as of December 31, 2010.
(4)	As of December 31, 2010, Mr. Stephens is eligible to retire under both the qualified and non-qualified GM retirement plans. The amounts shown in column (d) represents the present value of benefits accrued through December 31, 2010, payable immediately since he is over age 60, as a lifetime annuity form of payment for the SRP and payable as a five year annuity form of payment for the ERP. Pursuant to TARP regulations, ERP accruals were not permitted for Mr. Stephens after December 11, 2009.
(5)	Mr. Reilly does not participate in the U. S. pension plans. His pension benefits are calculated based on the data and assumptions of the VMP and the GM (UK) Unclassified Executive Supplemental Pension Plan (the “Supplemental Plan”). The VMP is a defined benefit plan available to all salaried employees and is unreduced at retirement with Company consent at age 62 with five years pensionable service. The Supplemental Plan is a defined contribution plan in which Mr. Reilly is not accruing additional benefits after December 11, 2009 pursuant to TARP regulations. Mr. Reilly is eligible to retire under the VMP.

2010 Nonqualified Deferred Compensation Plans

We maintain certain deferred compensation programs and arrangements for executives, including the NEOs.

The General Motors Benefit Equalization Plan for Salaried Employees (the “BEP”) is a non-qualified savings plan that allows for the equalization of benefits for highly compensated salaried employees under the SRP and the RSP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of ERISA, as amended, and Section 401(a)(17) and 415 of the IRC. The plan is maintained as an unfunded plan and we bear all expenses for administration of the plan and payment of amounts to participants. Our contributions to employee accounts are currently invested in one or more of six investment options. Pursuant to TARP regulations, since December 11, 2009, no accruals or contributions to the BEP were permitted during 2010 for NEOs who were also SEOs in 2010.

SSP - Pursuant to plan terms and upon approval of the Special Master, NEOs receive a portion of their total annual compensation in the form of SSUs. SSUs are granted to NEOs each quarter as described in the “2010 Grants of Plan Based Awards” table on page 39. SSUs are non-forfeitable and become deliverable in three equal installments at each of the first, second, and third anniversary of the grant date.

The table below reflects December 31, 2010 balances based on the closing price of Common Stock ($36.86) and any contributions, earnings, and withdrawals during the year for the BEP, as well as vested but unpaid, SSUs for the NEOs.

(a)		(b)	(c)	(d)	(e)	(f)
Name	Plan	Executive Contributions in the Last Fiscal Year	Registrant Contributions in the Last Fiscal Year (7)	Aggregate Earnings in the Last Fiscal Year (8)	Aggregate Withdrawals and Distributions	Aggregate Balance at 2010 Fiscal Year-End (9)
		($)	($)	($)	($)	($)
Daniel F. Akerson (1)	SSU	0	1,766,664	466,462	0	2,233,126
	BEP	0	0	0	0	0

						2,233,126

Edward E. Whitacre, Jr. (2)	SSU	0	3,533,330	3,705,126	0	7,238,456
	BEP	0	0	0	0	0

						7,238,456

Stephen J. Girsky (3)	SSU	0	3,225,000	2,597,295	0	5,822,295
	BEP	0	0	0	0	0

						5,822,295

Christopher P. Liddell (4)	SSU	0	3,450,000	2,715,498	0	6,165,498
	BEP	0	0	0	0	0

						6,165,498

Thomas G. Stephens (5)	SSU	0	3,373,703	3,549,374	(397,540)	7,320,617
	BEP	0	0	5,923	0	65,486

						7,386,103

David N. Reilly (6)	SSU	0	1,333,248	1,782,805	(326,155)	3,442,208
	Other	0	0	53,870	0	518,939

						3,961,147

(1)	SSUs were granted to Mr. Akerson on each of the following pay dates: 24,549 on September 30, 2010 and 36,035 on December 31, 2010.

(2)	SSUs were granted to Mr. Whitacre on each of the following pay dates: 73,641 on March 31, 2010; 73,641 on June 30, 2010; and 49,095 on September 30, 2010.
(3)	SSUs were granted to Mr. Girsky on each of the following pay dates: 54,189 on March 31, 2010; 41,685 on June 30, 2010; 41,685 on September 30, 2010; and 20,398 on December 31, 2010.
(4)	SSUs were granted to Mr. Liddell on each of the following pay dates: 47,937 on March 31, 2010; 47,937 on June 30, 2010; 47,937 on September 30, 2010; and 23,457 on December 31, 2010.
(5)	SSUs were granted to Mr. Stephens on each of the following pay dates: 46,875 on March 31, 2010; 46,875 on June 30, 2010; 46,875 on September 30, 2010; and 22,938 on December 31, 2010. Mr. Stephens also received payments of previously granted SSUs in the following amounts: $78,865 (4,383 shares) on March 31, 2010; $78,811 (4,380 shares) on June 30, 2010; $78,811 (4,380 shares) on September 30, 2010; and $161,053 (4,380 shares) on December 31, 2010. The beginning balance for Mr. Stephens includes amounts credited to his BEP account by both GM and Old GM for greater continuity and because these accounts were assumed by GM with the closing of the 363 Sale and are not subject to cancellation due to MLC liquidation proceedings.
(6)	SSUs were granted to Mr. Reilly on each of the following pay dates: 18,525 on March 31, 2010; 18,525 on June 30, 2010; 18,525 on September 30, 2010; and 9,065 on December 31, 2010. Mr. Reilly also received payments of previously granted SSUs in the following amounts: $64,668 (3,594 shares) on March 31, 2010; $64,668 (3,594 shares) on June 30, 2010; $64,668 (3,594 shares) on September 30, 2010; and $132,151 (3,594 shares) on December 31, 2010. Mr. Reilly does not participate in the BEP.
(7)	The SSU amount reported here in column (c) is included within the amount reported in “Stock Awards” and footnote (6) of the “2010 Summary Compensation Table” on page 36.
(8)	None of the amounts reported above in column (d) for Messrs. Akerson, Whitacre, Girsky, Liddell, and Stephens are reported in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and footnote (8) of the “2010 Summary Compensation Table” on page 36 because we do not pay, above-market earnings on U. S. deferred compensation. The investment gains reported for Mr. Reilly were earned on investments in publicly available retail products under the provisions of the Supplemental Plan.
(9)	All amounts reported in column (f), except earnings at prevailing market rates, have been reported by Old GM in the “2010 Summary Compensation Table” on page 36 in previous years when earned if that officer’s compensation was required to be disclosed in the previous year. Amounts previously reported by Old GM in such years include previously earned Company matching contributions. The total reflects the cumulative value of these contributions and investment choices.

Potential Payments Upon Termination or Change in Control

We maintain compensation and benefit plans that will provide payment of compensation to NEOs in the event of termination of employment due to retirement or death. These provisions are generally applicable to all plan participants and are not reserved only for NEOs. The amount of compensation payable to each NEO in these situations is described below.

We do not provide change in control benefits for executives, and we utilize employment or severance agreements on an infrequent basis. Employment agreements with NEOs are described below.

Retirement and Pension Benefits. Plan provisions and pension benefits for NEOs are described in the “Pension Benefits and Retirement Programs Applicable to Executive Officers” on page 41. No other individualized arrangements exist with NEOs except those disclosed in the “Employment Agreements and Arrangements” section on page 45.

As of December 31, 2010, Mr. Stephens was eligible to retire pursuant to the provisions of both the qualified SRP and the non-qualified ERP.

As of December 31, 2010, Mr. Reilly was eligible to retire pursuant to the provisions of the VMP.

As of December 31, 2010, Messrs. Akerson, Girsky, and Liddell were not eligible to retire under any qualified or non-qualified retirement plan. Upon termination of employment, their benefits would be forfeited. Mr. Liddell’s benefits were forfeited upon his resignation from the Company, effective April 1, 2011.

Mr. Whitacre stepped down from his position as CEO on September 1, 2010 and was not eligible for benefits under any GM retirement plan.

Benefits Payable at Death. Upon death of an active employee, we provide a special death payment equal to one month of base salary to certain dependents, including surviving spouses, members of the employee’s family, or other individuals who are to be responsible for payment of funeral expenses. This benefit is provided generally for all salaried employees in active status at the time of death. In addition, pursuant to SRP plan terms we provide eligible survivors a monthly pension benefit based on a percentage of the monthly retirement benefit payable to the employee where the survivor option has been elected. Under the terms of the ERP, survivor benefits, if applicable, are payable as a lump sum. GVUL benefits are provided for all U.S. salaried employees. RSUs are pro-rated for time worked and paid immediately to eligible survivors.

Deferred Compensation Plans. Under the provisions of the SSP, awards are vested when earned, and will continue to be paid in accordance with their terms as described in this proxy statement upon separation.

Incentive Plans. RSUs granted in 2010 do not vest until the third anniversary of their grant date. Unvested RSUs are forfeited upon termination of employment, except in cases of retirement.

Vacation Pay. Salaried employees terminating employment under approved retirement plans are entitled to receive full vacation based on their length of service with GM and Old GM as of the date of separation and may receive pay in lieu of unused vacation in the calendar year of termination of employment.

Health Care Coverage Continuation. Under provisions of the General Motors Salaried Health Care Program covering all U.S. salaried employees, Messrs. Akerson, Whitacre, Girsky, and Liddell could continue health care coverage as provided under applicable federal laws (i.e., The Consolidated Omnibus Budget Reconciliation Act (“COBRA”)). Based on his ability to retire, Mr. Stephens would be eligible to receive corporate contributions toward health care coverage in retirement until the earlier of medicare eligibility, or turning age 65. Mr. Reilly’s health insurance ceases upon separation and may be continued on a self-paid basis in retirement.

Employment Agreements and Arrangements

Although we have described the material elements of certain employment arrangements with the NEOs below, we are currently prohibited by the UST Loans and by TARP or ARRA from paying any severance or bonus and incentive compensation amounts to any SEOs upon termination or change-in-control. The SEOs have waived their contractual entitlement to any payment that would violate the terms of the UST Loans.

Daniel F. Akerson. Our employment arrangement with Mr. Akerson provides that Mr. Akerson’s annual cash base salary is $1,700,000, and he participates in the benefit plans available to executive officers. He also receives a portion of his total annual compensation in the form of SSUs, awarded pursuant to the provisions of the SSP, in the amount of $1,766,664, which will be delivered ratably over three years beginning in 2011, and was granted TARP compliant RSUs on February 10, 2011 valued at $666,667 ($2,000,000 annual grant prorated for time worked in 2010). This arrangement does not provide for any special post-employment compensation or benefits. Mr. Akerson will not receive additional compensation for his service on our Board of Directors.

Edward E. Whitacre, Jr. Our employment arrangement with Mr. Whitacre provided that his annual cash base salary was $1,700,000, and he participated in the benefit plans available to executive officers. He also received a portion of his total annual compensation in the form of SSUs, in the amount of $3,533,330, which will be delivered over three years beginning in 2011. This agreement did not provide for any special post-employment compensation or benefits. Mr. Whitacre stepped down from his position as CEO on September 1, 2010 and as Chairman on January 1, 2011.

Stephen J. Girsky. Our employment arrangement with Mr. Girsky provides that Mr. Girsky’s annual cash base salary is $500,000, and he participates in the benefit plans available to executive officers. Mr. Girsky will receive the remaining 90% of his total annual compensation as equity in the form of SSUs in the amount of $3,000,000 which will be delivered over three years beginning in 2011, and he was granted TARP compliant RSUs on February 10, 2011 valued at $1,500,000. This arrangement does not provide for any special post-employment compensation or benefits. Mr. Girsky will not receive additional compensation for his service on our Board of Directors.

Christopher P. Liddell. Our employment agreement with Mr. Liddell provided that Mr. Liddell’s annual cash base salary was $750,000, and he participated in the benefit plans available to executive officers. He also received a portion of his total annual compensation in the form of SSUs, in the amount of $3,450,000, which will be delivered over three years beginning in 2011, and was granted 111,153 TARP compliant RSUs valued at $17.99 each on June 30, 2010. This arrangement did not provide for any special post-employment compensation or benefits. Mr. Liddell’s employment agreement was terminated upon his resignation from the Company effective April 1, 2011. SSUs earned prior to April 1, 2011 will be delivered to him in accordance with their original terms. All outstanding RSUs have been forfeited.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed thereunder.

Audit Committee Report

The Audit Committee (“the Committee”) of the General Motors Board of Directors is a standing committee composed of four directors who meet the independence, financial expertise, and other qualification requirements of the NYSE and applicable securities laws. It operates under a written charter adopted by the Committee and approved by the Board of Directors, which is posted on our website at www.gm.com/investors under “Corporate Governance.” The members of the Committee are Philip A. Laskawy (Chair), Erroll B. Davis, Jr., Robert D. Krebs, and Kathryn V. Marinello. The Board has determined that Mr. Laskawy, Mr. Davis, Mr. Krebs, and Ms. Marinello qualify as “audit committee financial experts” as defined by the SEC’s regulations. The Committee annually selects the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon. As provided in its charter, the Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with its charter responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for 2010, regarding the Company’s audited financial statements as of December 31, 2010 and for the year then ended. In this context, management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the standards of the PCAOB.

The Company’s independent registered public accounting firm has also provided to the Committee the written disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Committee concerning independence. The Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence. The Committee concluded that Deloitte is independent from the Company and its management.

Based upon the Committee’s discussions with management and the independent registered public accounting firm as described in this report and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Audit Committee

Philip A. Laskawy (Chair)

Erroll B. Davis, Jr.

Robert D. Krebs

Kathryn V. Marinello

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee retained Deloitte to audit the Company’s consolidated financial statements and the effectiveness of internal controls, as of and for the year ended December 31, 2010. The Company and its subsidiaries also retained Deloitte and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2010.

The services performed by Deloitte in 2010 were pre-approved in accordance with the pre-approval policy and procedures established by the Audit Committee. This policy requires that during its first meeting of the year, the Audit Committee will be presented, for consideration, a description of the Audit-Related, Tax, and All Other Services expected to be performed by Deloitte during the fiscal year. Any requests for such services in excess of $1 million not contemplated and approved during the first meeting must thereafter be submitted to the Audit Committee (or the Chairman of the Audit Committee in an urgent case) for specific pre-approval. Requests for services less than $1 million individually must be pre-approved by the Audit Committee Chair and reported to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm selected for the following year presents the proposed annual Audit services and their related fees to the Audit Committee for approval on an audit-year basis.

The Audit Committee determined that all services provided by Deloitte in 2010 were compatible with maintaining the independence of Deloitte.

The following table summarizes Deloitte fees billed or expected to be billed in connection with 2010 services. For comparison purposes, actual billings to GM and Old GM for 2009 services are also displayed.

	$ Millions
	2010	2009
Annual Audit Services	$41	$52
Audit Related Services	9	10
Tax Services	5	8

Subtotal	$55	$70

All Other Services	—	1

Total	$55	$71

Audit Fees: $41 million for the audit of the Company’s annual consolidated financial statements, including reviews of the interim financial statements contained in the Company’s Quarterly Reports on Form 10-Q and audits of statutory financial statements.

Audit-Related Fees: $9 million for assurance and related services that are traditionally performed by the independent auditor. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed acquisitions, internal control consultations, attestation services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees: $5 million for services performed by the professional staff in Deloitte & Touche Tax LLP. This includes fees for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.

All Other Fees: The Company did not engage Deloitte for any significant services for the year ended December 31, 2010.

Item No. 2

Ratification of the Selection of Deloitte & Touche LLP for the Year 2011

The Audit Committee has selected Deloitte as GM’s independent registered public accounting firm for 2011, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification or rejection. If the stockholders do not ratify the selection of Deloitte as the independent registered public accounting firm, the Audit Committee will reconsider whether to engage Deloitte but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of changing independent registered public accounting firms in the middle of a fiscal year. Even if the stockholders ratify the selection of Deloitte, the Audit Committee may in its sole discretion terminate the engagement of Deloitte and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

The Audit Committee considers Deloitte well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates.

Representatives of Deloitte will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for GM and its subsidiaries for the year 2011.

Item No. 3

Advisory Vote to Approve Executive Compensation

Executive compensation is an important matter for our stockholders. We are currently required to follow TARP guidelines for executive compensation under the direct supervision of the UST’s Special Master. We believe our compensation program is aligned with the long-term interests of our stockholders. We urge you to read the CD&A section of this proxy statement on page 29 for additional details on executive compensation, including our compensation philosophy and objectives and the 2010 compensation of the NEOs.

When our TARP obligations are satisfied, in accordance with recently enacted legislation, and in addition to the advisory Say-on-Pay vote, we will ask stockholders whether they would prefer an advisory Say-on-Pay vote every year, every two years, or every three years.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the annual meeting, is required for approval of this proposal. If you own shares through a broker, bank, or other nominee, you must instruct your broker, bank or nominee how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board of Directors recommends a vote FOR the advisory proposal to approve executive compensation.

Other Matters

The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment with respect to all additional matters that might come before the annual meeting.

If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction form. You do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card or voting instruction form. Thank you for your cooperation and your prompt response.

By Order of the Board of Directors,

April 21, 2011	Anne T. Larin, Corporate Secretary

Exhibit A

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

Old GM Plans

All of the awards reflected in the table below were granted by Old GM and all obligations in respect thereto were retained by Old GM. The awards reflected in this table, while valued as required by SEC rules, are expected to have a realized value of $0. This table does not include any RSUs or SSUs we granted in 2010 to our NEOs. We did not assume any of the Old GM plans and we do not expect to pay any awards under these plans.

		Option Awards (2)						Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Un-exercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Thomas G. Stephens	3/05/2008	58,334	29,166		23.13	3/06/2018	3/05/2008	22,688	2,042
	3/20/2007	50,000			29.11	3/21/2017	3/20/2007	15,000	1,350
	2/23/2006	36,000			20.90	2/24/2016
	1/24/2005	32,000			36.37	1/25/2015
	1/23/2004	32,000			53.92	1/24/2014
							6/02/2003	9,000	810
	1/21/2003	40,000			40.05	1/22/2013
	2/04/2002	20,000			50.82	2/05/2012
	1/07/2002	40,000			50.46	1/08/2012
	1/08/2001	20,000			52.35	1/09/2011

David N. Reilly	3/05/2008	42,500	21,250		23.13	3/06/2018	3/05/2008	26,233	2,361
	3/20/2007	40,000			29.11	3/21/2017	3/20/2007	40,000	3,600
	2/23/2006	15,000			20.90	2/24/2016	2/23/2006	9,500	855
	1/24/2005	20,000			36.37	1/25/2015
	1/23/2004	20,000			53.92	1/24/2014
	1/21/2003	25,000			40.05	1/22/2013
	2/04/2002	15,000			50.82	2/05/2012
	1/07/2002	25,000			50.46	1/08/2012
	1/08/2001	19,000			52.35	1/09/2011

(1)	Messrs. Akerson, Whitacre, Girsky, and Liddell do not have any outstanding awards under Old GM plans.
(2)	The stock options in columns (b) and (c) above were granted to the NEOs in a combination of non-qualified and Incentive Stock Options (“ISOs”), up to the IRC maximum limit on ISOs, and Stock Appreciation Rights (“SARS”) on the grant dates shown above. Options and SARS become exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The ISOs expire ten years from the date of grant, and the non-qualified options and SARS expire two days later. However, none of these outstanding stock options and SARS was assumed by GM after the 363 Sale and they are not expected to vest, pay out, or have any future value.
(3)	The amounts in columns (g) and (h) for 2008 reflect RSU and CRSU grants that, under their original terms, would vest ratably at various dates in 2010. The awards are valued in column (h) based on the closing price of MLC stock on December 31, 2010 ($0.09). However, none of these outstanding RSUs and CRSUs was assumed by GM after the 363 Sale and they are not expected to vest, pay out, or have any future value.

A-1

2011 ANNUAL MEETING
Fisher Building
3011 West Grand Boulevard
Detroit, Michigan 48202

General Directions

From M-10 North	From M-10 South

Take M-10 South to Exit 4C, W. Grand Blvd.	Take M-10 North to Exit 4C, Milwaukee Ave./W. Grand Blvd.
Turn left onto W. Grand Blvd.	Turn right onto W. Grand Blvd.
Follow W. Grand Blvd. through two traffic lights.	Follow W. Grand Blvd. through one traffic light.
Fisher Building is on the left.	Fisher Building is on the left.

From I-75 North	From I-75 South

Take I-75 South to Exit 54, Clay Ave./E. Grand Blvd.	Take I-75 North to Exit 53B, I-94 Ford Fwy. Chicago/Port Huron.
Turn right onto E. Grand Blvd.	Merge onto W. I-94 toward Chicago.
Follow E. Grand Blvd. through six traffic lights.	Take Exit 215B to merge onto M-10 North toward Southfield.
Fisher Building is on the right.	Follow instructions above under “From M-10 South.”

Stockholders and their guests are responsible for their parking. Parking is available on a first-come, first-served basis at the Fisher Building parking deck (Entrance is on W. Grand Blvd.) and surface lot (Entrance is on Third St.). Valet parking is available near the Fisher Building east entrance located on the east side of Second Ave. Additional parking is available at nearby lots.

An admission ticket will be required to enter the meeting. Please follow the instructions on page 3 of this proxy statement for important information on attending the annual meeting.

Your Vote is Important

Please vote via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form.

Results of the Annual Meeting

Final certified results of voting at the annual meeting will be available on GM’s website, www.gm.com.

GENERAL MOTORS COMPANY 300 RENAISSANCE CENTER P.O. BOX 300 DETROIT, MI 48265-3000	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, June 6, 2011. Have this proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce our future postage and printing expenses, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To enroll for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone phone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, June 6, 2011. Have this proxy card available when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date this proxy card and promptly return it in the enclosed postage-paid envelope or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
You may view or print a copy of the Proxy Statement at http://proxystatement.gm.com, or the Annual Report to stockholders at http://annualreport.gm.com.
If you vote by Internet or phone, do not mail this proxy card.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35813-P11344 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MOTORS COMPANY
The Board of Directors recommends a vote FOR Items 1-3:
1.	Election of Directors - The Board of Directors recommends a vote FOR the nominees listed below:
	Nominees:			For	Against	Abstain
	1a.	Daniel F. Akerson		☐	☐	☐	The Board of Directors recommends a vote FOR Items 2 and 3.		For	Against	Abstain
	1b.	David Bonderman		☐	☐	☐	2.	Ratification of the Selection of Deloitte & Touche LLP as GM’s Independent Registered Public Accounting Firm for the Year 2011.	☐	☐	☐
	1c.	Erroll B. Davis, Jr.		☐	☐	☐

	1d.	Stephen J. Girsky		☐	☐	☐	3.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
	1e.	E. Neville Isdell		☐	☐	☐
	1f.	Robert D. Krebs		☐	☐	☐
	1g.	Philip A. Laskawy		☐	☐	☐
	1h.	Kathryn V. Marinello		☐	☐	☐
	1i.	Patricia F. Russo		☐	☐	☐
	1j.	Carol M. Stephenson		☐	☐	☐	.
	1k.	Cynthia A. Telles		☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, guardian, trustee, custodian, or in any other representative capacity, give full title as such. Corporations should provide the full name of corporation and name and title of the authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

General Motors Company

2011 Annual Meeting of Stockholders

Tuesday, June 7, 2011, 9:30 a.m. Eastern Time

Fisher Building

3011 West Grand Boulevard

Detroit, Michigan 48202

If you plan to attend the annual meeting, you must request an admission ticket in advance by following the instructions set forth in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement is available at http://proxystatement.gm.com and the Annual Report to stockholders is available at http://annualreport.gm.com.

M35814-P11344

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned authorizes Daniel F. Akerson, Stephen J. Girsky, and Daniel Ammann, and each of them as the Proxy Committee, to vote the Common Stock of the undersigned upon the nominees for directors; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents to the Proxy Statement; and upon all other matters which may come before the 2011 Annual Meeting of Stockholders of General Motors Company, or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; just sign, date, and return this proxy in the enclosed envelope.

Please see the reverse side for Internet and telephone voting instructions.

(Continued and to be marked, signed, and dated on the reverse side)